UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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April 1, 2025

To Our Stockholders:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Noodles & Company at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 14, 2025, at 1:00 p.m. Mountain Daylight Time.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or, if you received a paper copy of the proxy materials by completing and returning the enclosed proxy card in the postage-prepaid envelope so that your shares are represented. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Submitting your proxy does not affect your right to attend the meeting and vote in person.
We look forward to seeing you at the meeting.

Sincerely,

Drew Madsen
Chief Executive Officer

NOODLES & COMPANY
520 ZANG STREET, SUITE D
BROOMFIELD, COLORADO 80021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders of Noodles & Company (the “Company”) will be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 14, 2025, at 1:00 p.m. Mountain Daylight Time, for the following purposes:
1.To elect the three directors named in the accompanying Proxy Statement as Class III directors of the Company, each to serve for three years and until their successor has been elected and qualified, or until his or her earlier death, resignation or removal.
2.An advisory (non-binding) vote on the compensation of our named executive officers.
3.An advisory (non-binding) vote to determine how frequently stockholders will vote on executive compensation.
4.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 30, 2025.
5.To consider and vote on a stockholder proposal, if properly presented at the Annual Meeting.
6.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
    Only stockholders of record at the close of business on March 19, 2025 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. We expect to mail a notice of Internet availability of proxy materials (the “Notice”) or a copy of our proxy materials to the extent requested to our stockholders on or about April 1, 2025. The Notice contains instructions on how to access our proxy materials over the Internet and how to vote by going to a secure website. If you did not receive such a Notice, you may elect to receive future notices, proxy materials and annual reports electronically through the Internet by following the instructions in this Proxy Statement.

By Order of the Board of Directors

Drew Madsen
Chief Executive Officer
Broomfield, Colorado
April 1, 2025

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by completing, dating, signing and promptly returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2025:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxypush.com/NDLS and https://investor.noodles.com/annuals-and-proxies

Noodles & Company
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 14, 2025

NOODLES & COMPANY
520 ZANG STREET, SUITE D, BROOMFIELD, COLORADO 80021
PROXY STATEMENT
April 1, 2025

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Noodles & Company, a Delaware corporation (the “Company”), for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado, on May 14, 2025, at 1:00 p.m. Mountain Daylight Time. The notice of Internet availability of proxy materials (the “Notice”), this Proxy Statement, the form of proxy and the Annual Report were first made available to stockholders on or about April 1, 2025. Electronic copies of this Proxy Statement, form of proxy and Annual Report are available at investor.noodles.com/annuals-and-proxies and www.proxypush.com/NDLS. The list of stockholders entitled to vote will be available for inspection during the Annual Meeting, as well as starting 10 days before the Annual Meeting during ordinary business hours at the offices of the Company at 520 Zang Street, Suite D, Broomfield, Colorado. The recording of the meeting in any manner is strictly prohibited without the Company’s express written permission.

Voting Rights, Quorum and Required Vote

Only holders of record of our Class A and Class B common stock (“common stock”) at the close of business on March 19, 2025, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 19, 2025, we had 45,903,948 shares of Class A common stock outstanding and entitled to vote. There are currently no shares of Class B common stock outstanding and none were outstanding on the record date. Each share of Class A and Class B common stock is entitled to one vote per share on each item. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

Proposal No. 1—Election of Directors—directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the three nominees receiving the highest number of “For” votes will be elected. Withheld votes and broker non-votes (as defined below) will have no effect on this Proposal No. 1.

Proposal No. 2—An Advisory (Non-Binding) Vote on our Named Executive Officers’ Compensation—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 2. Broker non-votes will have no effect on this Proposal No. 2.

Proposal No. 3—An Advisory (Non-Binding) Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 3. Broker non-votes will have no effect on this Proposal No. 3.

Proposal No. 4—Ratification of Appointment of Independent Registered Public Accounting Firm for the Year Ending December 31, 2024—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 4. We do not expect any broker non-votes with respect to this Proposal No. 4.

Proposal No. 5—To consider and vote on a stockholder proposal, if properly presented at the Annual Meeting—requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote on the proposal at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against this Proposal No. 5. Broker non-votes will have no effect on this Proposal No. 5.

Internet Availability of Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) that permits companies to furnish their proxy materials over the Internet. As a result, we are mailing the Notice instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains information on how you may request access to proxy materials in printed form by mail or electronically.
Voting Your Shares
If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, via telephone, electronically through the Internet by following the instructions included in the Notice or the proxy card, as applicable, or, if you receive a paper copy of the proxy materials, by completing, dating and signing the accompanying proxy card and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted in accordance with the Board’s recommendations as follows: a vote “For” Proposal No. 2, a vote for “1 year” on Proposal No. 3, a vote “For” Proposal No. 4, and a vote “Against” Proposal No.5, and, in the case of the election of the Class III directors, a vote “For” election to Class III of the Board of each of the nominees presented by the Board in Proposal No. 1. Proxies will vote in their discretion upon other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

If your shares are held through a bank, broker or other nominee, you are considered the beneficial owner of those shares. You may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that nominee, such as through a voting instruction card. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide your broker with a properly executed voting instructions form in advance of the Annual Meeting, listing exchange rules allow, but do not require, your broker to vote your shares on “routine” proposals. Where a proposal is not “routine,” a broker who has received no properly executed voting instructions form from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” Whether a proposal is considered routine or non-routine is subject to New York Stock Exchange rules. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on all of the proposals, even if you plan to attend the annual meeting.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Expenses of Solicitation and Other Matters

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the Notice, proxies and other soliciting materials, the Company and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the Notice, proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the Notice to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person submitting a proxy in the form accompanying this Proxy Statement (be it a proxy card or Notice) has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by delivering to the Company a written statement that the proxy is revoked, by a subsequent vote or proxy that is submitted via telephone or Internet, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. In order for beneficial owners to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding” under which multiple stockholders who share the same address will receive only one copy of the Notice, the Annual Report, the Proxy Statement, and the proxy card, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the Notice at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by telephone at 720-214-1900, by mail at Noodles & Company at, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, or telephone number. Brokerage firms and banks are also entitled to use householding. Stockholders with shares registered in the name of a brokerage firm or bank should contact their brokerage firm or bank to request information about householding or to opt in or out of householding.

On or about April 1, 2025, we began to mail or email our stockholders the Notice or proxy card. If you receive the Notice and would prefer to receive paper copies of the proxy materials on a going forward basis, please follow the instructions in the Notice (or the voting instructions card provided by your brokerage firm or bank).

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The Board of Directors is presently comprised of eight members, who are divided into three classes, Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term.

Each of the nominees for election to Class III is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years expiring at the 2028 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. Ms. Schreiber was last elected by stockholders at the 2022 Annual Meeting of Stockholders, Ms. Egan and Mr. Hartnett were last elected by stockholders at the 2023 Annual Meeting of Stockholders and Messrs. Jones, Madsen and Taylor were last elected by stockholders at the 2024 Annual Meeting of Stockholders. Mr. Lynch and Ms. Peakes were appointed to the Board in May 2023 and July 2024, respectively.

The names of the nominees for election as Class III directors at the Annual Meeting and of the incumbent Class I and Class II directors, and certain information about them, including their ages, as of March 19, 2025, are included below.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for which Nominated
Nominees for Election as Class III Directors
Thomas Lynch (2)(3)	III	65	Director	2023	2025	2028
Elisa Schreiber (2)(3)	III	46	Director	2019	2025	2028
Britain Peakes (1)	III	42	Director	2024	2025	2028

Continuing Directors
Mary Egan (2)(3)(5)	I	57	Director	2017	2026
Robert Hartnett (1)(2)(6)	I	73	Director	2016	2026
Jeff Jones (1)(2)(4)	II	63	Non-Executive Chairman	2013	2027
Drew Madsen	II	68	CEO and Director	2017	2027
Shawn Taylor (1)(3)	II	65	Director	2020	2027
________________________
(1)Serves on the Audit Committee.
(2)Serves on the Compensation Committee.
(3)Serves on the Nominating and Corporate Governance Committee.
(4)Chairman of the Board of Directors and Chair of the Audit Committee.
(5)Chair of the Nominating and Corporate Governance Committee.
(6)Chair of the Compensation Committee.

Below, we have provided biographies for each director and nominee summarizing his or her business and other experience, including the specific experience, qualifications, attributes or skills that led to the conclusion of the Board of Directors that such nominee should serve as a director in light of the Company’s business and structure.

Nominees for Election as Class III Directors

Elisa Schreiber has been a member of our Board of Directors since December 2019. Since March 2025, Ms. Schreiber has served as the Chief Marketing Officer at Felicis, a leading venture capital firm in Silicon Valley. From December 2014 to February of 2025, Ms. Schreiber served as a marketing partner at Greylock Partners, an early-stage venture capital firm headquartered in Silicon Valley. From 2010 to 2013, Ms. Schreiber led the global communications team at Hulu, a premium entertainment streaming service, during a period of hyper-growth for the company. Ms. Schreiber earned her MBA from the University of Southern California Marshall School of Business, as well as her BA in Communications & Media Studies and her BA in Visual Arts at the University of California, San Diego. Ms. Schreiber brings extensive business experience in marketing and communications, with particular emphasis on emerging technologies, to our Board.
Thomas Lynch has been a member of our Board of Directors since May 2023. Mr. Lynch is the Senior Managing Director and Founder of Mill Road Capital Management LLC (“Mill Road Capital”), a private investment firm focused on investing in, and partnering with, small publicly traded companies in the U.S. and Canada. Mill Road Capital is the largest stockholders in Noodles & Company. Mr. Lynch began his investing career at Blackstone and has since founded and organized two investment funds. He founded Mill Road Capital Management in 2004, which recommended him as a director candidate in light of its designation of rights described under “Transactions with Related Persons”. Mr. Lynch has served on the board of more than fifteen public, private, and not-for-profit organizations, including the Panera Bread Company. He previously served on the Noodles & Company Board of Directors from March of 2017 to July of 2019, and re-joined the Board in 2024. Mr. Lynch earned a B.A. in Political Economy & Philosophy from Williams College, a Master of Philosophy from Oxford University, and an M.B.A. from Stanford University. Mr. Lynch also serves as the Chairman of Mother’s Market and Kitchen, a regional supermarket chain and Skullcandy Inc., a lifestyle audio brand, and has served on not-for-profit boards in education and the performing arts. Mr. Lynch brings to our Board significant experience in restaurant operations and finance as well as significant experience in public company operations.

Britain Peakes has been a member of our Board of Directors since June 2024. Ms. Peakes is a CPA and a seasoned finance and investment professional with experience in both private and public markets. Since January of 2020, Ms. Peakes has served as a principal investor at Hoak & Co., an investment company, where she oversees a comprehensive range of responsibilities, including sourcing, due diligence, transaction negotiation and execution, portfolio management, and financial analysis across real estate, private equity, and public equity sectors, and which recommended her as a director candidate in light of its designation rights described under “Transactions with Related Persons”. Ms. Peakes is also a board member at both NetSpark IP & Telecom and Work Shield. Before her tenure at Hoak & Co., Ms. Peakes held various roles at HBC Investments, Blackhill Partners, ACS, RM Crowe, and Ernst & Young. She holds a Master of Science in Accounting and a Bachelor of Business Administration from Southern Methodist University. Ms. Peakes brings to our Board significant experience in public company operations, as well as financial expertise.

The Board of Directors recommends a vote FOR the election of each of the Class III director nominees listed above.
Continuing Directors
Mary Egan has been a member of our Board of Directors since September 2017. Ms. Egan founded and served as Chief Executive Officer (“CEO”) of Gatheredtable, a consumer software as a service company offering customized meal planning, from 2013 until the technology platform was sold to a strategic buyer in 2018, at which time the position ceased to exist. From 2010 to 2012, Ms. Egan served as Head of Global Strategy and Corporate Development for Starbucks Corporation (Nasdaq: SBUX), a global coffee retailer. At Starbucks, Ms. Egan partnered with the senior leadership team to develop and execute corporate strategy and led many successful strategic initiatives focusing on cost reduction, developing markets, digital and food. Ms. Egan was a Managing Director at The Boston Consulting Group (“BCG”), a global management consulting firm, from 1997 to 2010 where she partnered with CEOs and boards of leading consumer brands to conceive and successfully drive aggressive growth strategies. While at BCG, she was a frequent global speaker on consumer-centric growth, and was featured in many news outlets, including The Wall Street Journal and The New York Times. Ms. Egan also serves on the Board of Directors of Urban Outfitters (NASDAQ: URBN), and is a member and chair of the Finance and Audit Committee of the Board of Trustees of the Kripalu Center for Yoga and Health, a nonprofit educational organization. Ms. Egan holds a BA from Barnard College, Columbia University, an MSEd from Bank Street Graduate School of Education and an MBA from

Columbia Business School. Ms. Egan brings to our Board a broad range of experience in consumer-centric growth strategy and execution, as well as marketing and brand expertise.
Robert Hartnett has been a member of our Board of Directors since July 2016. He has over 40 years of restaurant industry experience. Most recently he served as CEO for Houlihan’s Restaurants, Inc. (“Houlihan’s”), a national operator and franchisor of fine dining and casual dining restaurants, a position that he held from 2001 until successfully negotiating the sale of that company in 2015. During his tenure at Houlihan’s, Mr. Hartnett successfully re-invented and revitalized the Houlihan’s brand. Prior to joining Houlihan’s, Mr. Hartnett served as President, CEO and Chairman of Einstein Noah Restaurant Group Inc. (“Einstein’s”), a national operator and franchisor of fast casual bagel restaurants. In addition, he has owned and operated Einstein Bros. and Boston Market franchise restaurants and has served as President of Bennigan’s Restaurants, a multi-unit casual dining operator. Mr. Hartnett is Executive Chairman of FairWave Holdings Specialty Coffee Collective, a privately held company. Mr. Hartnett holds a BA in Accounting from Lamar University. Mr. Hartnett brings to our Board of Directors broad experience in restaurant operations and restaurant brand development.
Jeff Jones has been a member of our Board of Directors since September 2013 and he has served as Non-Executive Chairman since September 2019. Prior to becoming Non-Executive Chairman, Mr. Jones served as our lead independent director. From 2003 to 2012, when he retired, Mr. Jones served as the Chief Financial Officer (“CFO”) for Vail Resorts, Inc. (NYSE: MTN), a publicly held resort management company, and also served as a member of the board of directors of Vail Resorts, Inc. from 2008 through 2012. Mr. Jones also served as President - Lodging, Retail and Real Estate. Mr. Jones served on the board of directors of Hershey Entertainment and Resorts, a privately held entertainment and hospitality company, from 2013 to January 2024, where he served as lead independent director as well as the chair of the audit and finance committee and as a member of the compensation committee. Prior to joining Vail Resorts, Mr. Jones held CFO positions with Clark Retail Enterprises and Lids Corporation. Mr. Jones is currently a member of the board of directors of Summit Hotel Properties, Inc. (NYSE:INN), where he is the non-executive board chairman, chair of the audit committee and a member of the compensation committee, and Invited (f/k/a ClubCorp), a privately held hospitality company. Mr. Jones received a BA in Accounting and American Studies from Mercyhurst University (f/k/a Mercyhurst College) and is a member of the AICPA. Mr. Jones brings to our Board of Directors significant board leadership and public and private company management experience including overall leadership and audit committee experience.
Drew Madsen has been a member of our Board of Directors since September 2017. He served as our Interim Chief Executive Officer from November of 2023 to March 5, 2024 at which time he was appointed as permanent Chief Executive Officer. From May 2015 to December 2016, when he resigned, Mr. Madsen served as President of Panera Bread Company, a national operator and franchisor of fast casual bakery cafés, where he helped guide the brand to industry leadership positions in clean food, digital ordering/payment and delivery. From October 2014 to March 2015, Mr. Madsen was President and Chief Operating Officer of the Norwegian Cruise Line division of Norwegian Cruise Line Holdings Ltd.(NYSE: NCLH) From 2005 to 2013, he was President and Chief Operating Officer, and a member of the board of directors, of Darden Restaurants, Inc.(NYSE: DRI) Mr. Madsen began his career at General Mills with various positions in brand management including serving as Vice President of Marketing. He holds an MBA with Distinction from the University of Michigan and earned a bachelor’s degree, magna cum laude, from DePauw University, where he was a member of the Phi Beta Kappa Society. Mr. Madsen brings to our Board significant experience in restaurant operations and brand management.

Shawn Taylor has been a member of our Board of Directors since December 2020. Since March 2020, Mr. Taylor has served as the President and Chief Executive Officer of TAS Advisory LLC, a strategic consulting firm, and served as the Chief Financial Officer of Maverick Distributing Co., a privately held beverage distribution company, until 2021. Mr. Taylor also served as a consultant at Gerson Lehrman Group, a financial and global information services consulting company, from 2020 to 2023. From 2013 to 2019, when he sold his franchise operations, Mr. Taylor was President and Operating Partner of Zaxby’s Houston, LLC, a franchisee of the Zaxby’s restaurant chain. He was also elected to the Zaxby’s advisory committee during this period. In 2011, Mr. Taylor joined a group of business leaders who formed the Houston Baseball Partners, LLC, which led to the acquisition of the Houston Astros. He sold his interest in the Astros in 2017, remaining as a special advisor to the Chairman until the end of 2021. In 1996, he founded and served as general partner, president, and CEO of Family EATS L.P., the Taco Bell franchisee in Houston, Texas. During his tenure, he was elected to the national FRANMAC board and he owned, developed, and operated 33 Taco Bell locations, which he successfully sold in 2007. He served on the Finance and Audit Committee and the Marketing Committee of Memorial Hermann Healthcare System, an $8 billion healthcare system, in Houston, Texas, and currently serves on the Board of Directors for the Memorial Hermann Foundation. In July of 2022, he was appointed by the Governor of Indiana to Purdue University’s Board of Trustees where he serves as the Chairman of the Finance Committee and is a member of the Compensation and Human Resources Committee. Mr. Taylor started his career as a senior staff auditor at Arthur Andersen & Co., LLP in Dallas, Texas. Mr. Taylor received his B.S. degree in accounting, with distinction, from Purdue University in 1982. Mr. Taylor brings to our board significant experience in leadership of restaurant development and operations, as well as experience with franchise systems and complex business enterprises.

CORPORATE GOVERNANCE
Board Composition and Qualifications
Our Board of Directors currently consists of eight members.
In accordance with the amended and restated certificate of incorporation and the amended and restated bylaws, our Board of Directors is divided into three classes with staggered three-year terms. The authorized number of directors may be changed pursuant to the Company’s bylaws by resolution of the Board of Directors. Our directors are divided among the three classes as follows:

•Current Class III directors are Britain Peakes, Thomas Lynch and Elisa Schreiber, whose terms will expire at the Annual Meeting of stockholders.
•Current Class I directors are Mary Egan and Robert Hartnett, whose terms will expire at the 2026 Annual Meeting of stockholders.
•Current Class II directors are Jeff Jones, Drew Madsen and Shawn Taylor, whose terms will expire at the 2027 Annual Meeting of stockholders.
Directors for a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
The Nominating and Corporate Governance Committee considers and makes recommendations to the Board regarding the size, structure, composition and functioning of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for establishing processes and procedures for the selection and nomination of directors, and for developing and recommending to the Board factors to be considered in selecting Board nominees and periodically reviewing these factors. The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of criteria approved by the Board, as described below, recommends the Company’s candidates to the Board for interim approval and for election by the Company’s stockholders at the annual meeting and considers director candidates recommended by Company stockholders in accordance with the procedures described elsewhere in this Proxy Statement.

The Nominating and Corporate Governance Committee and the Board consider the following criteria when selecting candidates for the Board, as set forth in our Principles of Corporate Governance:

•    honesty, integrity, transparency, and a commitment to doing what is best for our stockholders, team members, guests and the communities we serve;

•curiosity, intellectual rigor, and independent thinking to help make the best decisions;

•a history of professional accomplishment coupled with knowledge and experiences that will inform and enhance the Board’s deliberations;

•commitment to our brand, business, stockholders, and stakeholders, and a willingness and ability to dedicate time and energy; and

•diversity of backgrounds, skills, experiences, and characteristics that help us to reflect the diversity of the Company’s stockholders, team members, guests and the communities we serve.
In the context of the Board’s existing composition, other requirements, such as restaurant industry experience or experience in a particular business discipline, that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered. The Company values diversity on a company-wide basis and has made significant progress toward achieving increased diversity of occupational, personal and professional backgrounds including on the Board. Three of the eight directors who currently hold Board seats are women. We annually assess the qualifications of our directors and the effectiveness of our Principles of Corporate Governance with regard to the consideration of diversity in identifying nominees for director, among other things, as part of the Board’s annual self-evaluation process.

Board Independence
Under Nasdaq’s listing requirements and Nasdaq rules, independent directors must comprise a majority of a listed company’s Board of Directors. Our Principles of Corporate Governance (the “Principles”) provide that an “independent” director is a director who meets the Nasdaq definition of independence, as determined by the Board of Directors, and the Principles also provide that, under applicable Nasdaq rules, the members of each of the Audit and Compensation Committees must meet additional, heightened independence criteria applicable to directors serving on these committees under applicable Nasdaq listing standards. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director (both generally, and, where applicable, under heightened independence criteria applicable to certain committees). Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined, based on the recommendation of our Nominating and Corporate Governance Committee, that each of Messrs. Hartnett, Jones, Lynch and Taylor, and Mses. Egan, Peakes and Schreiber were “independent” under Nasdaq rules. In making the independence determinations, our Board of Directors assessed the current and prior relationships of each non-employee director and all other relevant facts and circumstances. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director’s relationships and/or the amounts involved, each director deemed to be independent had no relationships with our company or our management that, in the judgment of the Board, would impair the director’s independence. Mr. Madsen was considered independent under Nasdaq rules until he was appointed as Interim CEO in November of 2023.
Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chairman and CEO and believes that it is in the best interest of the Company and its stockholders for the Board to periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances.
The Board has determined that separating the roles of Chairman and CEO is the most effective leadership structure for the Company at this time. The Board believes that the separation of Chairman and CEO duties allows Mr. Jones, who serves as our Chairman, to better focus on active leadership of the Board, while allowing Mr. Madsen to better focus on day-to-day operations of the Company and corporate strategy. In addition, the Board believes that its leadership structure as described above provides an effective framework for addressing the risks facing our company, as discussed in greater detail below under “The Board’s Role in Risk Oversight.”
Among others, the Chairman’s duties and responsibilities include:
•presiding at meetings of the Board and stockholders;
•facilitating communication between the Board and the Company’s management;
•assisting the CEO in formulating long-term strategy;
•coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board;
•providing input on Board composition and design;
•presiding at executive sessions of the independent directors; and
•being available for consultation and communication with major stockholders as appropriate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times as may be requested by an independent director. These executive sessions are chaired by our Chairman. Our Chairman provides feedback to our CEO, as needed, promptly after each executive session.

Board Meetings

During 2024, the Board of Directors held eight meetings. Additionally, management frequently communicated with the Board throughout the year on various topics. Each of our directors attended 100% of the aggregate of the total number of meetings of the Board of Directors held during the period in 2024 that such director served and the total number of meetings held by any of the committees of the Board of Directors on which such director served during such period.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No directors served on the Compensation Committee in 2024 other than Messrs. Hartnett, Jones, Lynch, Madsen and Ms. Schreiber. Mr. Madsen resigned as a member of the Compensation Committee in connection with his appointment as Interim CEO.

Director Time Commitments

Directors must notify the Chairperson of the Nominating and Corporate Governance Committee, the Vice President-Legal of the Company as well as the Chairman of the Board in advance of accepting an invitation to serve on the board of another organization to allow for a conflict review. When a director’s principal occupation or business association changes substantially during the director’s tenure on the Board, the director must inform the Nominating and Corporate Governance Committee.

Board and Committee Performance Evaluations

The Board conducts an annual self-evaluation to assess its performance. The Audit, Nominating and Corporate Governance and Compensation Committees conduct annual self-evaluations to assess their performance. The Board evaluates each director’s contributions as a part of the re-nomination process. In addition, each director annually evaluates his or her performance as a director. The Nominating and Corporate Governance Committee is responsible for developing, administering, and overseeing processes for conducting evaluations.

Stockholder Proposals at the Annual Meeting

The Board reviews and takes positions with respect to stockholder proposals submitted for consideration at the Annual Meeting. The Board also evaluates the voting results from the Annual Meeting, including with respect to stockholder proposals. For the 2024 annual meeting, we received a proposal requesting that the Company disclose its current Green House Gas emissions, establish and publish targets for measurably reducing them, and regularly report progress meeting those targets. In light of the voting results, with approximately 72% of stockholders voting against the proposal and approximately 28% voting in favor, the Board did not take any action regarding this proposal. For the 2025 Annual Meeting, we received one stockholder proposal. See page 46 for the proposal and the Board’s statement of opposition explaining why it has recommended that stockholders vote against the proposal.

Company Policies and Practices

Principles of Corporate Governance

Our Principles of Corporate Governance are available on our website at investor.noodles.com/corporate-governance.cfm.

Code of Business Conduct and Ethics

We have adopted an Employee Code of Business Conduct and Ethics that applies to all of our officers and team members, including our CEO, CFO and other officers and team members responsible for financial reporting. We have also adopted a Director Code of Business Conduct and Ethics that applies to our directors. Our codes of business conduct and ethics are posted on the investor relations section of our website at investor.noodles.com. We intend to post on our website disclosures that are required by law or applicable listing exchange rules concerning certain amendments to, or waivers of, our Codes of Business Conduct and Ethics, within four business days following the date of such amendment or waiver.

Insider Trading, Anti-Hedging and Anti-Pledging Policies

We have adopted an Insider Trading Policy governing the purchase, sale and other transactions in Company securities by the Company's directors, officers, employees, and other covered persons, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing rules.

The Insider Trading Policy provides that directors, officers and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of directors, officers and team members, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the director, officer or team member.

The Insider Trading Policy further provides that our directors, officers and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.
Policy Regarding Stockholder Recommendations

The Company identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. Please submit this information to the Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.

Human Capital Highlights

People and Benefits

At Noodles, we believe that the strength of our workforce is one of the most significant contributors to our success. Our team members play a vital role in creating a welcoming environment where guests feel appreciated and valued. As part of our strategic priorities, we are committed to developing our people as a key differentiator, with ongoing investments in areas that support growth, engagement, and long-term retention.

We recognize the importance of fostering an environment that brings together our guests, team members, and communities. Guided by this commitment, our Human Resources team plays a vital role in shaping the team member experience—overseeing key areas such as recruitment, onboarding, training, compensation, benefits, performance management, and leadership development. Additionally, our leadership team works diligently to address key human capital priorities, such as team member retention, workplace safety, and well-being, while implementing measures to proactively mitigate associated risks.

Our Compensation Committee, with input from management, oversees the design and execution of our incentive programs and equity-based compensation plans. These initiatives are designed to directly align with our business objectives and strategic priorities, so that our compensation practices motivate performance and foster accountability. Our annual business plan which is approved by the Board, and serves as the foundation for setting performance measures and goals that drive organizational success.

Noodles has a long-standing commitment to investing in our workforce by offering industry competitive base wages and salaries, performance-based cash and equity incentives, and comprehensive benefits that enhance the well-being, career growth, and financial security of our team members. To further align the interests of our team members with those of our stakeholders, we offer restricted stock units (RSUs) and performance stock units (PSUs) to eligible team members.

Our comprehensive and targeted benefits package includes health, dental, and vision insurance, a 401(k) retirement plan, paid parental leave, mental well-being support, and flexible paid time off policies for eligible employees. We continuously seek to enhance our benefits offerings with innovative programs designed to meet the evolving needs of our workforce. These include financial planning services, leadership development initiatives, and programs designed to support long-term career growth and retention.

We are committed to retaining our top talent and helping team members grow their careers at Noodles by offering leadership development programs, skills training, and succession planning to prepare team members for higher-level roles. We regularly conduct engagement surveys to gather feedback from team members and support an inclusive workplace through Noodles Resource Groups—our version of Employee Resource Groups—designed to create a sense of belonging and provide development opportunities for our team members.

Our commitment to cultivating a welcoming and supportive work environment extends across all levels of the organization. We strive to offer one of the best workplaces in our industry by focusing on leadership development, promoting internal advancement opportunities, and fostering a culture of recognition. We believe these efforts contribute to our strong team member retention rates, which regularly beat industry benchmarks.

As of December 31, 2024, we had approximately 7,300 employees, including approximately 500 salaried employees and approximately 6,800 hourly employees. None of our employees are unionized or covered by a collective bargaining agreement, and we consider our current employee relations to be good.

Suppliers

Maintaining a high degree of quality in our restaurants depends in part on our ability to acquire fresh ingredients and other necessary supplies that meet our specifications from reliable suppliers. We carefully select suppliers based on quality and their understanding of our brand, and we seek to develop mutually beneficial long-term relationships with them. We work closely with our suppliers and use a mix of forward, fixed and formula pricing protocols. In some cases, we have made efforts to increase the number of suppliers for our ingredients, which we believe can help mitigate pricing volatility and supply chain disruptions. We monitor industry news, trade issues, weather, crises, tariffs and other world events that may affect supply prices.

The Board’s Role in Risk Oversight

The Board of Directors, as a whole and at the committee level has oversight for the most significant risks facing us and our process to identify, prioritize, assess, manage, and mitigate those risks. The Board oversees a Company-wide approach to risk management of both short-term and long-term risks, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s long-term and short-term business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising from the Company’s strategy and it’s execution, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. The Board also engages outside experts with respect to risk matters, including cybersecurity, compensation, SEC compliance and labor and employment matters based upon current business circumstances and needs.

Management is responsible for assessing and managing risk, including through the Company’s Enterprise Risk Management (“ERM”) program which plays a critical role in how the Company manages risks, while the Board maintains the ultimate oversight responsibility for the risk management process. The Board believes that the ERM program supports its risk oversight function. The ERM program is designed to enable the identification of, and provide management visibility into, the critical enterprise risks facing the Company, as well as to facilitate the incorporation of risk considerations into Company strategy and decision making. Risks are identified and prioritized by the ERM Committee, which is comprised of members of Executive Management as well as key Company leaders below the executive level, and focuses on material economic, financial, information security and cybersecurity, food and safety related risks as well as labor and employment related risks. The ERM Committee provides periodic reports to the Audit Committee, as well as to the Board, which outline material risk assessments and mitigation strategies. In 2023, the ERM Committee expanded its focus and created a business continuity plan wherein the Committee: identified the systems and processes that are critical to the functions of the Company’s business; identified the systems and processes in place in the event of a failure of any of the critical business systems; and identified mitigation strategies to address any vulnerabilities in the Company’s systems and processes.

The Audit Committee, which is comprised solely of independent directors, oversees the ERM program and reviews and discusses the Company’s major risk exposures and the steps management has taken to monitor and control such risks. The Audit Committee also focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s independent registered public accounting firm, and oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee has also been designated by our Board to oversee cybersecurity risks. The Audit Committee receives regular updates on cybersecurity, including immediate notification of any material cybersecurity events, and information technology matters and related risk exposures from our Executive Vice President of Technology as well as other members of the senior leadership team, including with respect to the Company’s compliance with the Payment Card Industry (PCI) Data Security Standard (DSS), its implementation of data security solutions and risk evaluation, and its insurance coverages. The Audit Committee also reviews reports from third party service providers and discusses the findings with management. The Board receives updates from management and the Audit Committee on cybersecurity risks.

The Compensation Committee reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its team members, including executives, and discusses the concept of risk as it relates to the Company’s compensation programs. The Compensation Committee also oversees human capital programs including those which promote employee development and retention, and which focus on workforce diversity and inclusion.

The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance and it also oversees sustainability (including climate-change) and human capital management and social impact related risks through oversight of our sustainability program.

The Board, with the assistance of its committees, focuses on the most significant and material risks which the Company faces, and they help ensure that management develops and implements appropriate controls and risk mitigation strategies. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, including but not limited to our sustainability program and related reports. Additional review and reporting on risks are conducted as needed or as requested by the Board and its committees.

Board Committees

Audit Committee

Our Audit Committee, which met seven times in 2024, is currently composed of Robert Hartnett, Jeff Jones, Britain Peakes and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Mr. Jones is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable Nasdaq rules. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under Nasdaq rules and SEC rules.

The Audit Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Audit Committee also oversees our ERM program. The Audit Committee conducts its activities in a manner designed to emphasize the importance of an environment that supports integrity in the financial reporting process.

The Audit Committee’s responsibilities include, but are not limited to:

•appointing, compensating, retaining and overseeing our independent registered public accounting firm and evaluating its performance;
•approving in advance all audit and permissible non-audit services to be provided by the outside auditor, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor;
•at least annually, considering the independence of the outside auditor and, consistent with rules of the Public Company Accounting Oversight Board (“PCAOB”), obtaining and reviewing reports by the outside auditor describing any relationships between the outside auditor, and the Company or individuals in financial reporting oversight roles at the Company, that may reasonably be thought to bear on the outside auditor’s independence and discussing with the outside auditor the potential effects of any such relationships on independence;
•at least annually, obtaining and reviewing a report by the outside auditor describing, among other things, its internal quality-control procedures;
•meeting to review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company and the independent auditor’s reports related to the financial statements;
•receiving reports from the outside auditor and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management;
•receiving reports from management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s disclosure controls and procedures;
•reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;
•overseeing the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Codes of Business Conduct and Ethics and the Company’s policies and procedures for monitoring compliance;
•reviewing and discussing the Company’s practices with respect to risk assessment and risk management;
•establishing and overseeing procedures for handling reports of potential misconduct; and
•establishing and periodically reviewing policies and procedures for the review, approval and ratification of related party transactions.
Compensation Committee

Our Compensation Committee, which met five times in 2024, is currently composed of Mary Egan, Robert Hartnett, Jeff Jones, Thomas Lynch and Elisa Schreiber, each of whom is a non-employee, independent member of our Board of Directors. Mr. Hartnett serves as Chairman of the Compensation Committee. The Compensation Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Compensation Committee’s responsibilities include, but are not limited to:

•overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and team members;
•reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, upon submitting such goals and performance evaluation to the independent directors of the Board meeting in executive session for consideration, set the CEO’s compensation level based on this evaluation, and approve the grant of equity awards to the CEO;
•setting the compensation of other executive officers based upon the recommendation of the CEO and approve the terms and grant of equity awards for such other executive officers;
•administering and making recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans that are subject to Board approval;
•approving the terms and grant of equity awards for executive officers;
•reviewing and approving the design of other benefit plans pertaining to executive officers;
•approving, and amending or modifying, the terms of other compensation and benefit plans as appropriate;
•reviewing and recommending to the Board any employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
•annually reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board as appropriate;

•overseeing the Company’s engagement efforts with stockholders on the subject of executive compensation;
•overseeing the assessment of risks related to the Company’s compensation policies and programs applicable to officers and team members, and review the results of this assessment;
•annually conducting an assessment of any potential conflicts of interest required to be disclosed and raised by the work of any compensation consultants; and
•overseeing the Company’s human capital programs, including with respect to employee development and retention and workforce diversity and inclusion.

Pursuant to the terms of its charter, the Compensation Committee may delegate its duties and responsibilities to one or more subcommittees, consisting of not less than two members of the Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which met four times in 2024, is currently composed of Mary Egan, Thomas Lynch, Elisa Schreiber and Shawn Taylor, each of whom is a non-employee, independent member of our Board of Directors. Ms. Egan serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter, available on our website at investor.noodles.com/corporate-governance.cfm. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•developing and recommending to the Board criteria for identifying and evaluating director candidates and periodically review these criteria;
•assessing the contributions and independence of incumbent directors in determining whether to recommend them for re-election;
•identifying and reviewing the qualifications of and recruiting candidates for election to the Board;
•establishing procedures for the consideration of Board candidates recommended for the Committee’s consideration by the Company’s stockholders;
•recommending to the Board the Company’s candidates for election or re-election to the Board at each annual stockholders’ meeting;
•recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;
•developing and recommending to the Board a set of corporate governance principles, and annually reviewing those principles and recommending changes to the Board as appropriate;
•reviewing directorships at other organizations offered to directors and senior officers of the Company and referring any opportunities that may raise conflicts of interest or other governance concerns to the Board for further discussion, as appropriate;
•overseeing the succession planning process and facilitating discussions with the Board;
•overseeing the Company’s sustainability program and strategies;
•making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees; and
•recommending committee members and chairpersons to the Board for appointment.

EXECUTIVE OFFICERS
Set forth below are our executive officers, including related biographical information.

Name	Age (1)	Position
Drew Madsen	68	Chief Executive Officer
Joe Christina	63	President and Chief Operating Officer
Mike Hynes	49	Chief Financial Officer
Scott Davis	61	Chief Concept Officer
Corey Kline	47	Executive Vice President, Technology
Steve Kennedy	47	Executive Vice President, Marketing
Kathy Lockhart	60	Chief Accounting Officer
_____________
(1)As of March 19, 2025

Drew Madsen’s information is described above under “Continuing Directors”.

Joe Christina has served as our President and Chief Operating Officer since February 2025. Prior to joining Noodles, Joe was CEO of Tijuana Flats, a restaurant chain serving Tex-Mex cuisine, from 2022 to July 2024. In his role, he revitalized the brand and led its expansion efforts. Prior to this, he served as EVP, US Operations and then CEO, President, and Board Member of Church’s Chicken, a fast food restaurant chain that specializes in fried chicken, positions he held from 2013 to August of 2022. During his tenure, he drove significant year-over-year growth for the brand. Joe’s career began at Burger King, where he worked for 29 years, climbing through key positions such as Restaurant Manager, Franchise Owner, VP of Global Operations and Training, and ultimately SVP of Franchise Operations for the West Division. Joe holds a Bachelor of Science in Business Management and Marketing from Quinnipiac University. In April 2024, Tijuana Flats Restaurants, LLC, a subsidiary of Tijuana Flats, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in connection with the company’s sale to a new owner, from which it emerged in January 2025.

Mike Hynes has served as our Chief Financial Officer since July 2023. Prior to joining Noodles, Mike was Vice President of Finance and Accounting for Ruth’s Chris, one of the largest fine-dining steakhouse concepts in the United States from 2020 to July of 2023. In this role, he helped lead the investor relations function, oversaw strategic financial planning and analysis, was responsible for budgeting, forecasting, sales and restaurant expense analysis, and new restaurant financial site evaluation. Additionally, he continued to oversee accounting and financial reporting as well as treasury. He also held several roles in finance and accounting since joining Ruth’s Hospitality Group in 2008. Before joining Ruth’s Chris, he held managerial positions in several accounting firms, including RSM and Deloitte, where he started his career in 1998. Mike is a Certified Public Accountant, holds a Bachelor of Science in Business Administration: Accounting from Auburn University as well as a Master of Accountancy from The University of Georgia.

Scott Davis has served as our Chief Concept Officer since June 2024. Prior to joining Noodles, Scott was Chief Concept Officer, President, and Partner at CoreLife Eatery, a fast-casual concept focusing on healthy, clean eating from 2014 to June of 2024. Prior to that role, he began his career in 1987 with Au Bon Pain in Boston, starting as a store manager and later becoming District Manager. In 1993, he took on a special projects role contributing to the creation of Panera Bread’s strategic plan. By 1995, he was promoted to Director of Customer Experience for St. Louis Bread Company, guiding its transformation into Panera Bread. Scott's role at Panera expanded over time, becoming Senior Vice President, Chief Concept Officer in 2001, and later Executive Vice President, Chief Concept and Innovation Officer in 2010.
Corey Kline has served as Executive Vice President, Technology since March 2021. He joined Noodles in September 2011 as Director of IT and assumed responsibility as Vice President of IT in July 2016, a position he held through February 2021. Prior to joining Noodles, Corey worked at Famous Dave’s from March 2007 through September 2011 where he was Enterprise Applications and Risk Manager. Prior to his time in the restaurant industry Corey worked as a technology audit professional at Jefferson Wells from October 2005 to March 2006 and as a telecom technology consultant at Accenture from April 2001 to October 2005 and as a software engineer at IBM from June 2000 through April 2001. Corey earned a Bachelor of Arts in Mathematics with a minor in Computer Science and emphasis in Secondary Education from Luther College.
Steve Kennedy has served as Executive Vice President, Marketing since November 2024, bringing over 25 years of experience driving marketing innovation and brand growth for global leaders. Prior to joining Noodles, Steve was Vice President of Growth and Strategy at Bounteous, a digital marketing and transformation agency. Before that, he served as VP of Marketing at

Nestlé USA, overseeing media, digital, creative, brand strategy, design, and consumer engagement across multiple Centers of Excellence. During his nearly 10-year tenure at Domino’s Pizza, Steve played a key role in the brand’s industry-leading digital transformation. His experience also includes marketing and insights leadership roles at General Motors, Borders Books, and Campbell-Ewald. Steve earned a Masters of Business Administration from Eastern Michigan University and a Bachelor of Arts in Communication and Media Studies from the University of Michigan.

Kathy Lockhart has served as our Chief Accounting Officer since August 2020. Prior to that time, she served as Vice President and Controller from August 2006 to July 2020. Prior to joining Noodles, Ms. Lockhart served as the Vice President and Controller of several public and private restaurant and retail companies, including Einstein’s, Boston Market, VICORP (parent company of Village Inn and Bakers Square restaurants) and Ultimate Electronics. Kathy also has and does serve on not-for-profit boards in sports and education. Kathy is a Certified Public Accountant and Chartered Global Management Accountant and earned a Bachelor of Science degree in Business Administration and Political Science from Western Colorado State University.

PROPOSAL NO. 2—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote, on an advisory (non-binding) basis, on the compensation of the named executive officers (“NEOs”) identified in this Proxy Statement, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Stockholders are urged to review the “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” sections of this Proxy Statement for more information.
We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”
This is an advisory (non-binding) vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. In addition, we expect to hold our next advisory vote on the compensation of our named executive officers at the 2026 Annual Meeting of Stockholders, unless the Company announces otherwise following the Board’s consideration of the advisory vote provided in Proposal No. 3 of this Proxy Statement regarding the frequency of future advisory votes on executive compensation.

The Board of Directors recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

PROPOSAL NO. 3—ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are submitting the frequency of advisory votes on the compensation of our named executive officers to an advisory (non-binding) vote of our stockholders. In voting on the proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every “1 year,” “2 years,” or “3 years.” Stockholders also may, if they wish, abstain from voting on this proposal.

Our board of directors has determined that an advisory vote every “1 year” on our executive compensation is the most appropriate approach for the Company and its stockholders. In making this recommendation, our board of directors considered that an annual advisory vote on executive compensation allows our stockholders to provide us with timely and direct input on our compensation policies, programs and practices.

Our board of directors recommends that you vote for “1 year” with respect to the advisory (non-binding) vote on the frequency of approval of our executive compensation. This vote is advisory and not binding on the Company or our board of directors. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the frequency that the Company will submit an advisory vote on our executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every 1 year, 2 years or 3 years, or abstaining). Because it is possible that no option will receive the majority in voting power of the stock entitled to vote on this Proposal No. 3, we will consider the option that receives the highest support from our stockholders as the option recommended by our stockholders.

The Board of Directors recommends a vote for the frequency of 1 YEAR.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (the “Committee”) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2024, who were:

Name	Title
Drew Madsen (1)	Chief Executive Officer
Mike Hynes	Chief Financial Officer
Brad West	Chief Operating Officer
Corey Kline	Executive Vice President, Technology
Kathy Lockhart	Chief Accounting Officer
Melissa Heidman (2)	Former Executive Vice President, General Counsel and Secretary
______________________
(1) Drew Madsen became our Chief Executive Officer in March 2024.
(2) Melissa Heidman was our EVP, General Counsel and Secretary until July 2024.
Executive Summary
Performance Highlights
In fiscal 2024, system-wide comparable restaurant sales decreased 1.5%, comprised of a 1.8% decrease for company-owned restaurants and a 0.2% decrease for franchise restaurants. Restaurant industry sales remain volatile, with elevated levels of discounting targeting increasingly price-sensitive consumers. Our sales have been impacted by the challenging consumer environment and we responded with added promotional support in the fourth quarter of 2024, which, when combined with the successful introduction of three new menu items and a recovery of third party delivery sales, resulted in significantly improved sales in the fourth quarter of 2024. The consumer environment has caused many restaurant companies to report a decreased level of same store sales in 2024, and our sales trends have followed. We are focusing on revitalizing our menu options and began implementing menu changes late in 2024 and will continue into the first half of 2025 when the substantial portion of the rollout is to be completed nationally. We are taking these and other actions to address these declines, but there is no guarantee these actions will ultimately be successful and we cannot predict the extent and duration of this decline.

We are one of the only national restaurant chains to offer a menu devoted to noodles across a variety of cuisines. We offer a wide variety of flavor profiles, combining classic noodle dishes with more contemporary options. We hand-chop fresh vegetables and prepare nine noodle varieties in-house every day. All of our dishes are cooked-to-order. Choice and customization have always been a great strength of the brand. This focus on culinary innovation allows us to prepare and serve high quality food and meet changing consumer expectations. In late 2024, we began one of the most comprehensive menu upgrades in our 30-year history. Additionally, the new menu includes thoughtfully curated new dishes with bold flavors that addressed gaps in our existing menu offering.

Executive Transitions

In March 2024 the Company appointed Drew Madsen, Chief Executive Officer. In June 2024, the Company announced the departure of its Executive Vice President, General Counsel, Melissa Heidman. In September 2024, Brad West, our Chief Operating Officer, announced his retirement effective June 2025. In February 2025, Joe Christina was appointed as Mr. West’s successor, as well as President of the Company. Mr. West assumed the role of Chief of Staff to the Company’s Chief Executive Officer.

Executive Compensation Highlights
Our executive compensation program is designed around a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”) awarded in the form of both restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) based on achieving ambitious stock price goals, each described in more detail in this CD&A. The majority of each NEO’s 2024 target total direct compensation (“TDC”) was comprised of variable elements, a significant portion of which are equity-based LTI compensation, as illustrated in the following charts:

The charts above are based upon the following: annualized base salary at 2024 year-end; 2024 target bonus; and the intended target value of 2024 annual LTI awards for Mr. Madsen and on average for the other NEOs. The other NEOs above consist of Mr. Hynes, Mr. West, Mr. Kline and Ms. Lockhart. For the other NEOs (excluding the CEO), the intended target value of annual LTI is higher than the grant-date fair value reported in the Summary Compensation Table because the Committee determined the number of RSUs and target PSUs to grant to each NEO by dividing the intended grant values by a notional stock price of $3.33, which was higher than the $2.15 closing stock price on the May 15, 2024 date of grant. Further, the grant-date fair value of the PSUs is calculated in accordance with FASB ASC Topic 718.

2024 NEO compensation included the following:
•Annual Bonus Achievements: Our 2024 annual bonus program was based on Adjusted EBITDA1 performance (weighted 50%), Company Same Store Sales achievement (“SSS”(2)) (weighted 25%), and Menu Innovation (weighted 25%).

◦The Company did not achieve the threshold goals for EBITDA or SSS, but the compensation committee determined that the Menu Innovation goals were achieved at 80% of target and thus awarded bonus payouts of 20% of the target level.

•Long-Term Equity Incentives:
◦In 2024, the Compensation Committee granted LTIs to the NEOs through a combination of PSUs and RSUs. Consistent with our pay for performance approach, the Compensation Committee granted our CEO 66.7% of target value of the LTI in the form of PSUs and 33.3% in the form of RSUs. For our other NEOs, the Compensation Committee maintained the weighting on PSUs at 60%, and the weighting on RSUs at 40% of target LTI value. The PSUs granted in 2024 may be earned based on achieving ambitious volume-weighted average price (“VWAP”) goals over a three-year performance period.

◦2024 was the last year of the three-year performance period for the PSUs granted in 2022, which could be earned in an amount ranging from 0% to 200% of the target number of PSUs based on performance versus goals for SSS Growth (weighted 33.3%), Adjusted EBITDA (weighted 33.3%), and Relative TSR (weighted 33.3%). Due to below-threshold performance on all three metrics, these PSUs were not earned. See “2022-2024 PSUs” on page 26 for further detail.

1 We define Adjusted EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, loss on disposal of assets, net lease exit costs (benefits), gain (loss) on sale of restaurants, severance and executive transition costs and stock-based compensation in the Company’s annual Form 10-K filed with the Securities and Exchange Commission.

2 We define SSS as year-over-year growth in sales for restaurants open at least 18 full periods.

For additional information on non-GAAP measures, including reconciliations to the most directly comparable GAAP financial measures, see page 29 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Compensation Governance Highlights
Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:		What We Do Not Do:

✔	A substantial portion of our executive pay is tied to performance.	x	We do not provide “single-trigger” cash severance upon a change in control.
✔	For all NEOs, at least 60% of ongoing LTI value is granted in the form of PSUs, which for 2024 awards, vest based on the achievement of ambitious stock price goals.	x	We do not provide “single-trigger” vesting acceleration of outstanding equity awards upon a change in control.
✔	Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.	x	We do not provide golden parachute excise tax or other tax gross-ups.
✔	We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.	x	We do not provide significant perquisites or maintain supplemental executive retirement plans.
✔	We have a robust compensation recovery (“clawback”) program comprised of a Dodd-Frank compliant policy as well as a discretionary policy.	x	We prohibit our NEOs and directors from hedging and pledging Company stock.
✔	We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.
Stockholder Advisory (Non-Binding) Vote on Executive Compensation

At our 2024 annual meeting of stockholders, we held our fourth annual advisory vote on executive compensation (“say-on-pay”), for which 97% of the votes cast were to approve our NEO compensation. The Compensation Committee interprets the favorable 2024 vote as an endorsement of our compensation programs and practices, and no changes were made to our executive compensation programs as a result of the 2024 vote outcome. We routinely conduct stockholder outreach throughout the year through several forums and with the use of our investor presentations, including restaurant and consumer focused investor conferences led by Wall Street equity analysts, particularly those analysts who have coverage on our Company, non-deal equity roadshows with the support of our Wall Street equity analysts, and post-earnings discussions with individual or a consortium of our stockholders. During these outreach discussions, we focus on key areas of the business performance and other issues that are important to them, including executive compensation, governance issues as well as social and sustainability practices. We provide a summary of our stockholder feedback to our Board and its Committees regularly, and we strive to enhance our governance and sustainability practices as well as to provide more robust disclosures.

The Compensation Committee will continue to consider the outcome of the Company’s say‑on‑pay votes and direct feedback from stockholders when making future compensation decisions for the NEOs.
Objectives of our Compensation Program
The primary objectives of our compensation programs are to:
•Attract and retain highly skilled executives. Our compensation philosophy is to provide competitive target TDC opportunities based upon then-current market data for equivalent positions at similarly-

situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.
•Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.
•Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require our NEOs to acquire and maintain a meaningful ownership position in our stock.
•Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.
Compensation Decision-Making Process
Role of Compensation Committee and Management
The Compensation Committee, with input from certain members of management, has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.
Management provides input into the design of incentive compensation programs to provide that these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual business plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our CEO works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than himself, based on competitive market data, past performance and future potential. As appropriate, certain members of the senior management team attend Compensation Committee meetings but are not present for executive sessions. The CEO’s compensation is discussed and approved during executive sessions of the Compensation Committee and Board without the CEO present. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.
Role of Consultants
The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook consults on compensation levels and program design in support of our business strategy, and alerts the Compensation Committee to regulatory and governance developments related to executive compensation. A representative of FW Cook, when requested, attends meetings of our Compensation Committee, is available to participate in executive sessions and communicates directly with our Compensation Committee Chairman or Committee members outside of meetings. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group Benchmarking
The Compensation Committee selected the following companies as our peer group for purposes of conducting a competitive compensation analysis in early 2024 that informed decisions on 2024 pay opportunities:

BJ’s Restaurants, Inc.	Krispy Kreme
Chuy’s Holdings, Inc.	ONE Group
Dave & Buster’s	Potbelly Corporation
El Pollo Loco Holdings, Inc.	Red Robin Gourmet Burgers, Inc.
Fiesta Restaurant Group, Inc.	Ruth’s Hospitality

First Watch	Shake Shack Inc.
Sweetgreen
As noted in the Company’s 2024 Proxy, the Committee approved minor changes to the compensation peer group in early 2024, which included the removal of BBQ Holdings, which was acquired and the addition of First Watch.

As of February 15th, 2024 (when the competitive analysis was conducted to inform decisions on 2024 pay opportunities), the 25th, 50th, and 75th percentiles for various size metrics of the peer group, and the size metrics and related percentile of Noodles, were as follows:

	Latest Four Quarters Revenue ($mil)	Most Recent Fiscal Year Total Team Members	Market Cap. At 2/15/24 ($mil)
75th Percentile	$1,285	17,113	$1,802
50th Percentile	550	6,000	824
25th Percentile	472	4,850	337
Noodles & Company	516	8,100	114
%-ile Rank	41st%-ile	62nd%-ile	Lowest
The peer group data was used by the Compensation Committee to inform decisions for all NEO compensation and in making decisions regarding the form and amount of LTI compensation granted in 2024.
A competitive compensation analysis was conducted in September 2024 to inform pay decisions for fiscal 2025. At that time, the Committee approved several changes to the compensation peer group, which included:
•The removal of Fiesta Restaurant Group and Ruth’s Hospitality, which were acquired, and Dave & Buster’s, Krispy Kreme, Shake Shack, and Sweetgreen due to their larger size.
•The addition of size-appropriate restaurant peers, BurgerFi, Denny’s, and Portillo’s, and the addition of size-appropriate retailers, Big 5 Sporting Goods, Build-A-Bear, Citi Trends, Container Store, and Destination XL.

Compensation Components
The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based LTI awards. Each of the components is discussed below.
Base Salary
Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the market data or in executive responsibilities. Our CEO makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our CEO and our other NEOs.

After previously serving as Interim CEO since November 2023, Mr. Madsen was appointed CEO on March 6, 2024 at which time his base salary was increased to align with competitive salary rates for CEOs at comparable companies. Effective May 1, 2024, Mr. Hynes, Mr. West, Mr. Kline, Ms. Lockhart and Ms. Heidman received increases in their annual salaries consistent with the Company’s merit increase allocation and for Mr. Hynes, Mr. Kline, and Ms. Lockhart, to better align with competitive salary rates for similarly-situated executives at comparable companies.

Name	2023 Annual Salary	2024 Annual Salary	% Change
Drew Madsen (1)	$669,500	$800,000	19.5%
Mike Hynes	$350,000	$375,250	7.2%
Brad West	$370,800	$376,362	1.5%
Corey Kline	$267,800	$291,817	9.0%
Kathy Lockhart	$266,765	$280,000	5.0%
Melissa Heidman	$338,500	$343,578	1.5%

________________
(1) In 2023, Drew Madsen served as interim CEO. In 2024, he served as CEO.

Performance-Based Annual Cash Bonus
Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial and strategic goals. For 2024, each NEO had a bonus opportunity, expressed as a percentage of current base salary. Actual bonuses can range from 0 to 200% of target based on performance against pre-established financial and strategic goals. 2024 target bonuses as a percentages of base salary for each NEO are summarized in the table below:

as % of Base Salary
Name	Target
Drew Madsen	100%
Mike Hynes	75%
Brad West	75%
Corey Kline	50%
Kathy Lockhart	50%
Melissa Heidman (1)	50%
______________________
(1) Ms. Heidman is eligible for a pro-rata portion of her bonus based on her separation agreement.

For NEOs, the 2024 actual bonus was based on achievement of pre-established goals tied to Adjusted EBITDA (50% weight), same store sales (SSS) growth (25% weight), and achievement of Menu Innovation goals (25% weight). The Compensation Committee selected Adjusted EBITDA as the most heavily-weighted measure, because it clearly represents our operational performance and generally allows for over achievement to be self-funded. SSS growth was included because it is also an important indicator of our operational performance. The Menu Innovation component includes several milestone objectives in direct support of the critical strategic initiative for 2024 to enhance and update our menu offerings, which is intended to increase traffic, sales, and ultimately profitability.

The threshold, target, and maximum Adjusted EBITDA, SSS Growth and Menu Innovation goals, along with our actual performance in 2024, are outlined in the following table:

Measure	Threshold	Target	Maximum	Actual	Unweighted % of Target Bonus Earned
Adjusted EBITDA ($mil) (weighted 50%)	$33.0	$46.4	$55.2	$23.6	0%
Payout (% of target)	0%	100%	200%
Same Store Sales Growth (weighted 25%)	2.0%	4.0%	6.0%	(1.9)%	0%
Payout (% of target)	25%	100%	200%
Menu Innovation (weighted 25%)	n/a	Menu Innovation Milestones	n/a	Committee Evaluation	80%
Payout (% of target)	0%	100%	200%

Because actual performance was below threshold for both EBITDA and SSS Growth measures, no bonuses were earned for those metrics. For Menu Innovation, the Compensation Committee determined that 80% of the milestones were achieved. As a result, bonuses were earned at 20% of target.

CEO’s Long-Term Equity Incentives
Mr. Madsen’s 2024 annual equity award was granted upon his appointment to the CEO role. The intended target grant value was $1,500,000 split (i) 33.3% in time-vesting RSUs with an intended target value of $500,000, vesting in three annual ratable installments, and (ii) 66.7% in performance-based RSUs (“PSUs”) with an intended target value of $1,000,000, which are scheduled to vest upon achievement of volume-weighted average stock prices (“VWAP”) for 45 consecutive trading days over a three-year performance period. The Committee selected this single performance metric in order to emphasize and motivate stockholder value creation. The number of RSUs and target PSUs granted to Mr. Madsen was determined by taking the intended target value divided by the closing stock price on date of grant, which was $2.51 on March 6, 2024. The grant-date fair value of the PSUs as disclosed in the Summary Compensation Table is calculated in accordance with FASB ASC Topic 718 and therefore differs from the intended target grant values.

The PSUs may be earned from 50% of target for achievement of threshold performance to 150% of target for achievement of maximum performance, with interpolation between performance levels, based on the following VWAP stock price goals:

Performance Level	Highest VWAP Goals	Payout (% of Target PSUs)
Maximum	>=$10.00	150%
Target	$7.50	100%
Threshold	$5.00	50%
Below Threshold	<$5.00	0%
"Highest VWAP" means the highest volume-weighted average stock price for Noodles during any 45 consecutive trading day-period commencing on the grant date and ending on the third anniversary of grant.

In addition, upon his appointment to the CEO role on March 6, 2024, Mr. Madsen was granted 250,000 nonqualified stock options which are scheduled to vest on March 6, 2027, subject to the Company’s stock price being equal to or above $5.00 per share based on either a) the closing price on the trading day immediately preceding March 6, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to March 6, 2027.

Other NEO’s Long-Term Equity Incentives
For 2024 annual LTI awards to our other NEOs, consistent with our pay for performance philosophy, the Committee maintained the weighting on PSUs at 60% of target LTI and the weighting of RSUs at 40% of target LTI.

Executive	RSU Target (40%)	PSU Target (60%)	Total
Mike Hynes	$160,000	$240,000	$400,000
Brad West	$160,000	$240,000	$400,000
Corey Kline	$50,000	$75,000	$125,000
Kathy Lockhart	$50,000	$75,000	$125,000
Melissa Heidman(1)	$140,000	$210,000	$350,000
______________________
(1) Equity awards made to Ms. Heidman were forfeited in connection with her termination without cause on July 2, 2024.

To manage share usage, the Committee determined the number of RSUs and target PSUs to grant to each NEO by dividing the intended grant values by a notional stock price of $3.33, which was higher than the $2.15 closing stock price on the May 15, 2024 date of grant. Using a higher notional stock price resulted in grant-date fair value of LTI differing from intended targets. Further, the grant-date fair value of the PSUs is calculated in accordance with FASB ASC Topic 718. Please refer to the Summary Compensation Table and Grants of Plan-Based Awards Table for information on the grant-date fair value of the annual awards.

RSUs vest in four annual ratable installments. The PSUs granted to NEOs will be earned based on achieving VWAP stock price goals over a three-year period

Performance Level	Highest VWAP Goals	Payout (% of Target PSUs)
Maximum	>=$8.50	150%
Target	$6.50	100%
Threshold	$4.50	50%
Below Threshold	<$4.50	0%

The Highest VWAP goals are slightly lower than those used for our CEO because the closing stock price on date of grant (i.e., $2.15 on May 15, 2024) was lower than the closing stock price on date of grant for our CEO (i.e., $2.51 on March 6, 2024). Both structures, at target, must deliver around 300% stock price appreciation from the grant date closing stock price.

2022-2024 PSUs

2024 was the last year of the three-year performance period for the PSUs granted in 2022, which were eligible to be earned based on three-year System-Wide Comparable Restaurant Sales Growth (weighted 33.3%), three-year cumulative Adjusted EBITDA (weighted 33.3%), and three-year Relative TSR (weighted 33.3%). The actual payout was 0% of the target number of shares based on the following achievement versus target goals:

Measure	Threshold	Target	Max	Actual	Payout (% of Target PSUs)
3-Year System-Wide Comparable Restaurant Sales Growth (CAGR) (weighted 33.3%)	4.0%	6.0%	7.3%	0.7%	0%
3-year Cumulative Adjusted EBITDA ($mil.) (weighted 33.3%)	$155.4	$173.6	$199.7	$85.8	0%
3-Year Relative TSR versus the Russell 3000 Restaurants Sub-Industry excluding Aramark and Yum China (weighted 33.3%)	25th Percentile	55th Percentile	85th Percentile	<25th Percentile	0%

Timing of Long-Term Equity Incentive Awards

In 2024, the Committee did not take material nonpublic information into account when determining the timing and terms of equity-based awards, including stock options, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, the Compensation Committee granted a stock option award to Mr. Madsen within the period beginning four business days before our filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information (other than a current report on Form 8-K disclosing a material new stock option award under Item 5.02(e) of such Form 8-K) and ending one business day after the filing or furnishing of such report. This option grant to Mr. Madsen was in connection with his appointment as CEO, which was effective March 6, 2024, one day prior to our earnings release on March 7, 2024. The following information regarding this option grant is provided in accordance with SEC rules:

Name	Grant Date	Number of Securities Underlying Award	Exercise Price	Grant Date Fair Value	Percentage Change in the Closing Market Price of the Securities Underlying the Award Between the Trading Day Ending Immediately Prior to the Disclosure of Material Nonpublic Information and the Trading Day Beginning Immediately Following the Disclosure of Material Nonpublic Information
Drew Madsen CEO	3/6/2024	250,000	$2.51	$262,500	(10.8)%

Employment Agreements

Drew Madsen. In connection with his appointment as CEO, the Company entered into an employment agreement with Mr. Madsen, dated March 6, 2024, with an initial term of three years (and which employment agreement supersedes his offer letter in connection with his role as interim CEO). Mr. Madsen is entitled to receive an annual base salary of $800,000 and is eligible to receive an annual bonus in an amount targeted at 100% of his base salary, subject to the achievement of performance conditions that will be established by the Board or the Compensation Committee in their discretion. In addition, on March 6, 2024, Mr. Madsen received the equity awards described above, which are also subject to accelerated vesting or pro rata vesting upon certain conditions. Mr. Madsen is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. Mr. Madsen is also subject to confidentiality, cooperation, return of business records and equipment, and non-disparagement covenants.

Mike Hynes. Mr. Hynes was appointed CFO on July 24, 2023. In connection with his appointment as Chief Financial Officer, the Company entered into an offer letter with Mr. Hynes, which provides that Mr. Hynes receives the following compensation and benefits as Chief Financial Officer: (i) an annual base salary of $350,000; and (ii) an annual bonus opportunity with a target amount equal to 75% of Mr. Hynes’s base salary. Mr. Hynes is further entitled to the standard benefits available to the Company’s executives generally, including health insurance, life and disability coverage and the option to participate in the Company’s 401(k) Savings Plan. Either Mr. Hynes or the Company may terminate Mr. Hynes’s employment at any time for any reason.

In 2020 and 2021, the Compensation Committee approved employment agreements for the Company’s NEO’s in order to standardize the Company’s approach to severance payments in the event of NEO separations, as well as to provide updated non-compete agreements for the NEOs. For additional information on our employment agreements, see “Employment and Severance Agreements” on page 34.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time team members. We maintain a tax-qualified retirement plan that provides eligible U.S. team members with an opportunity to save for retirement on a tax-advantaged basis. Eligible team members are able to defer eligible compensation subject to applicable annual Internal Revenue Code limits. Employer contributions were made to the 401(k) plan in 2024. The Company matches 25% for every 1% contributed up to 4%. We also provide our executive officers with perquisites and other benefits we believe are reasonable and consistent with our compensation objectives. These benefits include a car allowance, a technology allowance, relocation benefits in the case of executive officers relocating to the Denver, Colorado metropolitan area, certain life and disability insurance, and health and wellness benefits. Executive officers and certain other highly compensated team members are also eligible to participate in a deferred compensation program, which permits them to defer payment of salary and bonus to future years, but which does not include a company contribution.
Compensation Policies and Other Considerations
Stock Ownership Requirements
Our Board has adopted stock ownership requirements that restrict sales of our stock by our NEOs and our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold. The ownership requirement for the CEO is five times his base salary. The ownership requirement for all other NEO’s is two times his or her base salary. The threshold for our non-employee directors is five times their annual cash retainer.

For purposes of these requirements, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, including vested RSUs and PSUs. Unvested RSUs and PSUs and unexercised stock options do not count as ownership toward the requirement. Until the required ownership level is achieved, the NEOs and non-employee directors must retain 50% of all shares received on vesting or earn-out of RSUs and PSUs, net of shares withheld or sold to satisfy tax obligations, and 50% of shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. The ownership requirements do not restrict the disposition of holdings from equity grants made in 2018 or prior years, before the stock ownership requirements were adopted.

These requirements, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

The Company’s Insider Trading Policy provides that directors, officers (including NEOs) and team members of the Company may not engage in the following with regard to equity securities of the Company held, directly or indirectly, by such persons or granted to such persons as part of his or her compensation(a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities the seller does not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls in Company securities; or (d) hedging transactions. The foregoing restrictions also apply to immediate family members of NEOs, which consist of any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of the NEO.

Anti-Pledging Policy

The Company’s Insider Trading Policy provides that our directors, NEOs and team members, as well as certain related parties, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy

On November 8, 2023, the Company adopted a compensation recoupment policy that is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event we are required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

In addition, the Company maintains an additional clawback policy that provides that if we are required to file an accounting restatement due to material noncompliance with any financial reporting requirement or if “Covered Incentive Compensation” was awarded based on performance achievement calculated in a materially inaccurate manner, the Company may recoup up to 100% of the “Covered Incentive Compensation” paid or credited to a person covered by the policy based on the Board or Committee’s discretionary assessment of whether the covered employee engaged in fraud or misconduct. Covered Incentive Compensation under this additional policy is defined as any short-term or long- term cash or time- or performance-based equity-based incentive award paid, granted, earned, or vested for a performance year or a performance period (or specified time period). Executive officers are covered by this policy.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a publicly held corporation’s tax deduction for compensation paid to its CEO and certain of its other executive officers in excess of $1 million in any year. While Section 162(m) will limit the deductibility of compensation paid to the NEOs, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. Accordingly, the Compensation Committee retains the ability to pay compensation that exceeds the deduction limitation under Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our team members’ compensation. In November 2024, the Compensation Committee reviewed a compensation risk assessment conducted by its independent compensation consultant, FW Cook. Based on its consideration of this assessment, the Compensation Committee concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.
•Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance.

•Payouts under our incentive plans are subject to caps.
•All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.
•We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, and anti-hedging/anti-pledging policies.
•Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.
Robert Hartnett, Chairman
Mary Egan
Jeff Jones
Thomas Lynch
Elisa Schreiber

EXECUTIVE COMPENSATION
2024 Summary Compensation Table
The following table summarizes the compensation for 2024, 2023 and 2022 awarded to, earned by or paid to our principal executive officer, our principal financial officer, the next three most highly-compensated executive officers, and one former executive officer who was not serving as an executive officer as of December 31, 2024.

Name and Principal Position	Year	Salary	Stock Awards (3)	Option Awards(4)	Non-equity Incentive Plan Compensation	All Other Compensation (5)	Total
Drew Madsen (1)	2024	$800,654	$1,205,178	$262,500	$160,000	$11,304	$2,439,636
CEO	2023	61,800	252,000	—	—	160,200	474,000
Mike Hynes	2024	379,202	219,339	—	56,288	11,937	666,766
CFO	2023	137,308	249,998	—	—	2,948	390,254
Brad West	2024	388,698	219,339	—	56,454	12,582	677,073
Executive Vice President, Operations	2023	368,308	399,999	—	—	12,422	780,729
	2022	353,269	399,987	—	60,750	20,978	834,984
Corey Kline	2024	293,034	68,543	—	25,461	15,477	402,515
Executive Vice President, IT	2023	266,000	124,995	—	—	20,617	411,612
	2022	257,208	124,985	—	25,594	15,801	423,588
Kathy Lockhart	2024	283,726	68,543	—	23,115	19,207	394,591
Chief Accounting Officer	2023	264,748	124,995	—	—	18,620	408,363
	2022	255,352	124,985	—	26,528	18,667	425,532
Melissa Heidman(2)	2024	189,658	191,922	—	17,132	213,493	612,205
Former Executive Vice President, General Counsel & Secretary	2023	336,225	349,991	—	—	18,917	705,133
	2022	325,237	349,994	—	48,322	18,388	741,941
______________________________
(1)Mr. Madsen was appointed as our CEO in March 2024.
(2)Ms. Heidman was terminated without cause from the Company in July 2024.
(3)Amounts under “Stock Awards” represent the aggregate grant date fair value of PSUs and RSUs granted in 2024, 2023 and 2022, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The grant-date fair value of PSUs tied to financial performance and RSUs is the closing price of the Company's common stock on the grant date times the number of shares granted (target number of shares in the case of PSUs). The grant-date fair value of the PSUs tied to market condition goals (highest VWAP goals for PSUs granted in 2024 and Relative TSR goals for PSUs granted in 2023 and 2022) is the Monte Carlo value per target share on the grant date times the number of target shares granted. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock as well as the number of PSUs earned. The aggregate grant date fair value of the maximum number of PSUs granted in 2024 is $1,058,000 for Mr. Madsen, $174,000 for Mr. Hynes and Mr. West, $54,000 for Mr. Kline and Ms. Lockhart and $152,000 for Ms. Heidman. A further description of the methodologies and assumptions we use to value PSUs and RSUs is described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(4)Amounts under “Option Awards” represent the aggregate grant date fair value of Options granted in 2024 calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The grant-date fair value of the Options granted in 2024 is the Monte Carlo value of the options on the grant date. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock as well as the number of options earned. The Options granted in 2024 will only vest if the Company’s stock price is equal to or above $5.00 per share based on either a) the closing price on the trading day immediately preceding March 6, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to March 6, 2027. A further description of the methodologies and assumptions we use to value stock options is described in Note 9, Stock-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(5)Amounts shown in this column are detailed in the table below for 2024:

Name	Car Allowance	401K Employer Match	Subsidized Life Insurance	Health & Wellness Benefits	Technology Allowance	Severance	Total All Other Compensation
Drew Madsen	$—	$—	$10,104	$—	$1,200	$—	$11,304
Mike Hynes	4,154	3,657	2,926	—	1,200	—	11,937
Brad West	—	3,165	8,217	—	1,200	—	12,582
Corey Kline	9,346	2,827	2,104	—	1,200	—	15,477
Kathy Lockhart	9,346	2,735	5,311	615	1,200	—	19,207
Melissa Heidman	5,192	1,700	2,878	—	700	203,023	213,493

Grants of Plan-Based Awards Table
The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise of Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Award Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Drew Madsen	n/a	Bonus	$—	$800,000	$1,600,000
	3/6/2024	RSUs							199,203		$500,000
	3/6/2024	Stock Price PSUs				199,203	398,406	597,609			$705,179
	3/6/2024	Stock Options							250,000	$2.51	$262,500
Mike Hynes	n/a	Bonus	$—	$281,438	$556,200
	5/15/2024	RSUs							48,048		$103,303
	5/15/2024	Stock Price PSUs				36,036	72,072	144,144			$116,036
Brad West	n/a	Bonus	$—	$282,272	$594,750
	5/15/2024	RSUs							48,048		$103,303
	5/15/2024	Stock Price PSUs				36,036	72,072	144,144			$116,036
Corey Kline	n/a	Bonus	$—	$145,909	$556,200
	5/15/2024	RSUs							15,015		$32,282
	5/15/2024	Stock Price PSUs				11,261	22,522	45,044			$36,260
Kathy Lockhart	n/a	Bonus	$—	$140,000	$556,200
	5/15/2024	RSUs							15,015		$32,282
	5/15/2024	Stock Price PSUs				11,261	22,522	45,044			$36,260
Melissa Heidman(3)	n/a	Bonus	$—	$85,895	$171,790
	5/15/2024	RSUs							42,042		$90,390
	5/15/2024	Stock Price PSUs				31,532	63,063	126,126			$101,531
______________________________
(1)These amounts reflect the threshold, target and maximum amount of annual cash bonus that each of our NEOs could be paid. Our annual cash bonus program is designed to reward annual accomplishments against pre-established corporate and individual financial and strategic goals.
(2)These amounts reflect the threshold, target and maximum number of shares issuable under Relative TSR PSUs. The related performance measures required for vesting are described above in the section titled “Compensation Discussion and Analysis–Ongoing Long-Term Equity Incentives” and in footnote (5) to the 2024 Summary Compensation Table.
(3)Equity awards made to Ms. Heidman were forfeited in connection with her termination without cause on July 2, 2024.

Outstanding Equity Awards at Fiscal-Year End Table
The following table sets forth information concerning stock options that are vested and exercisable, and stock options and restricted stock units that have not vested, for each of our NEOs outstanding as of December 31, 2024.

		Option Awards					Stock Awards			Equity Incentive Plan Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not vested ($)	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested ($)
Drew Madsen	3/6/2024		250,000	(1)	$2.51	03/06/2034	199,203	(2)	$115,299	398,406	(3)	$230,597
Mike Hynes	7/24/2023						53,571	(4)	$31,007
	5/15/2024						48,048	(5)	$27,810	72,072	(6)	$41,715
Brad West	1/16/2018	20,000	—		$5.80	01/16/2028
	6/29/2018	9,612	—		$12.30	06/29/2028
	6/28/2019	19,513	—		$7.88	06/28/2029
	3/14/2021						3,344	(7)	$1,936
	3/14/2022						12,965	(8)	$7,504	38,052	(9)	$22,070
	3/14/2023						23,575	(10)	$13,645	45,977	(11)	$26,667
	5/15/2024						48,048	(5)	$27,810	72,072	(6)	$41,715
Corey Kline	3/4/2015	2,442	—		$18.43	03/04/2025
	5/6/2015	4,216	—		$16.70	05/06/2025
	11/16/2015	6,595	—		$10.64	11/16/2025
	8/18/2016	6,000	—		$6.84	08/18/2026
	6/29/2018	43,280	—		$12.30	06/28/2029
	6/28/2019	3,278	—		$7.88	06/28/2029
	3/14/2021						1,045	(7)	$605
	3/14/2022						4,051	(8)	$2,345	11,890	(9)	$6,896
	3/14/2023						7,367	(10)	$4,264	14,367	(11)	$8,333
	5/15/2024						15,015	(5)	$8,691	22,522	(6)	$13,036
Kathy Lockhart	3/4/2015	3,467	—		$18.43	03/04/2025
	5/6/2015	9,497	—		$16.70	05/06/2025
	11/16/2015	10,340	—		$10.64	11/16/2025
	1/16/2018	7,500	—		$5.80	01/16/2028
	6/29/2018	2,595	—		$12.30	06/29/2028
	6/28/2019	4,214	—		$7.88	06/28/2029
	3/14/2021						1,045	(7)	$605
	3/14/2022						4,051	(8)	$2,345	11,890	(9)	$6,896
	3/14/2023						7,367	(10)	$4,264	14,367	(11)	$8,333
	5/15/2024						15,015	(5)	$8,691	22,522	(6)	$13,036
______________________________
(1)Represents options which are scheduled to vest on March 6, 2027 subject to the Company’s stock price being equal to or above $5.00 per share based on either a) the closing price on the trading day immediately preceding March 6, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to March 6, 2027.
(2)Represents RSUs scheduled to vest in three equal installments on March 6, on each of 2025, 2026 and 2027.
(3)Represents Stock Price PSUs which are scheduled to vest on March 6, 2027, subject to the Company’s stock price being equal to or above $5.00 per share based on either a) the closing price on the trading day immediately preceding March 6, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to March 6, 2027.
(4)Represents RSUs scheduled to vest in three equal installments on July 24, on each 2025, 2026 and 2027.
(5)Represents RSUs scheduled to vest in four equal installments on May 15, on each 2025, 2026, 2027 and 2028.
(6)Represents Stock Price PSUs which are scheduled to vest on May 15, 2027, subject to the Company’s stock price being equal to or above $4.50 per share based on either a) the closing price on the trading day immediately preceding May 15, 2027 or b) the volume-weighted average stock price for the 45 consecutive trading days ending immediately prior to May 15, 2027.
(7)Represents RSUs scheduled to vest on March 14, 2025.
(8)Represents RSUs scheduled to vest in two equal installments on March 14, on each of 2025 and 2026.
(9)Represents Relative TSR PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level.
(10)Represents RSUs scheduled to vest in three equal installments on March 14, on each of 2025, 2026 and 2027.
(11)Represents Relative TSR PSUs that vest upon achievement of certain performance conditions, assuming achievement at the target performance achievement level.
Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 31, 2024:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Drew Madsen	100,000	$251,000
Mike Hynes	17,857	$29,643
Brad West	31,545	$56,781
Corey Kline	10,534	$18,961
Kathy Lockhart	12,963	$23,333
Melissa Heidman	63,465	$106,734
______________________________
(1)Based on the closing stock price of our common stock on the applicable date of vesting.
Non-qualified Deferred Compensation
On May 16, 2013, the Company adopted The Executive Non-Qualified “Excess” Plan (the “Excess Plan”). The Excess Plan provides supplementary benefits to the eligible participants whose benefits under the Company’s 401(k) Plan are limited because of the restriction on annual contributions that may be made to a qualified defined contribution plan and/or the limitation on compensation that may be taken into account in calculating contributions to such a plan. Our NEOs did not earn any non-qualified deferred compensation benefits from us during 2024 or 2023 under the Excess Plan or otherwise.

The following table provides information for participating NEOs in the Excess Plan for the year ended December 31, 2024:

	2024
Name	Beginning Balance	Individual Contributions(1)	Company Contributions	Aggregate Earnings	Aggregate Withdrawals/Distributions	Aggregate Balance at December 31, 2024(2)
Brad West	$119,673	$37,229	$—	$22,019	$—	$178,921
Corey Kline	$16,241	$—	$—	$2,179	$—	$18,420
Kathy Lockhart	$22,024	$9,464	$—	$2,986	$—	$34,474
Melissa Heidman	$23,105	$11,410	$—	$2,193	$(36,708)	$—
_______________________
(1)    These contributions were made pursuant to the Excess Plan. These amounts are included in the “Salary” column of the Summary Compensation Table.
(2)    $150,779 of this balance was included in the Summary Compensation Table for the applicable NEO.
Potential Payments Upon Termination or Change in Control
Employment and Severance Agreements
On March 6, 2024, we entered into an employment agreement with Mr. Madsen (the “Madsen Agreement”). Pursuant to the Madsen Agreement, Mr. Madsen is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that are established by our Board of Directors or Compensation Committee. Mr. Madsen is eligible to receive equity grants during the term of the Madsen Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If Mr. Madsen’s employment is terminated by the Company without cause, or he voluntarily terminates employment for “good reason” (as each such term is defined in the Madsen Agreements), Mr. Madsen will be entitled to receive (i) 18 months of base salary following the date of termination, paid in regular payroll installments over such 18-month period, except that if the termination occurs during a CIC Protection Period, Mr. Madsen will be entitled to receive 24 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, Mr. Madsen will be entitled to receive a pro rata portion of his target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for Mr. Madsen’s elected coverage as of the date of termination for a period of 18 months, payable in a lump sum. Mr. Madsen’s entitlement to the severance payments and benefits described above is subject to his execution of a release of claims in favor of the Company and compliance with certain covenants. The Madsen Agreement prohibits Mr. Madsen from competing with us during the course of his employment and for 12 months following termination of employment.

In June of 2023, the Company entered into an employment agreement with Mr. Hynes (the “Covered Executives”). Pursuant to the agreement, the Covered Executive is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. The Covered Executive is eligible to receive equity grants during the term of the Executive Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If the Covered Executive’s employment is terminated by the Company without cause, or he voluntarily terminates employment for “good reason” (as each such term is defined in the Executive Agreements), the Covered Executive will be entitled to receive (i) 12 months of base salary following the date of termination, paid in regular payroll installments over such 12-month period, except that if the termination occurs during a CIC Protection Period, the Covered Executive will be entitled to receive 12 months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his or her annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, the Covered Executive will be entitled to receive a pro rata portion of his target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for the Covered Executive’s elected coverage as of the date of termination for a period of 12 months, payable in a lump sum. The Covered Executive’s entitlement to the severance payments and benefits described above is subject to his or her execution of a release of claims in favor of the Company and compliance with certain covenants. The agreement prohibits the Covered Executive from competing with us during the course of his or her employment and for six months following termination of employment.

In July 2021, we entered in to an employment agreement with Mr. Kline, and, in August 2021, the Company entered into an employment agreement with Ms. Lockhart (each, an “Additional Executive”). Pursuant to each of the agreements, each Additional Executive is entitled to receive an annual base salary and is eligible to receive an annual bonus in a specified target amount, subject to the achievement of certain performance goals that will be established by our Board of Directors or Compensation Committee. Each Additional Executive is eligible to receive equity grants during the term of the Executive Agreement as determined by the Compensation Committee and is also eligible for group insurance, retirement and vacation benefits that are available to other executive team members.

If the Additional Executive’s employment is terminated by the Company without cause, or he or she voluntarily terminates employment for “good reason” (as each such term is defined in the agreements), the Additional Executive will be entitled to receive (i) Nine months of base salary following the date of termination, paid in regular payroll installments over such nine-month period, except that if the termination occurs during a CIC Protection Period, the Additional Executive will be entitled to receive nine months of base salary following the date of termination, payable in a lump sum within five days after signing a release of claims in favor of the Company; (ii) a pro rata portion of his or her annual bonus for the year in which the date of termination occurs, based on year-to-date performance and payable when other senior executives receive their bonuses for such year, except that if the termination occurs during a CIC Protection Period, the Additional Executive will be entitled to receive a pro rata portion of his or her target bonus, payable within five days after signing a release of claims in favor of the Company; and (iii) a cash payment equal to the COBRA premium for the Additional Executive’s elected coverage as of the date of termination for a period of nine months, payable in a lump sum. Each Additional Executive’s entitlement to the severance payments and benefits described above is subject to his or her execution of a release of claims in favor of the Company and compliance with certain covenants. The agreements prohibit each Additional Executive from competing with us during the course of his or her employment and for six months following termination of employment.

Under the Madsen Agreement and the employment agreements, in the event of the executive officer’s death or disability, the executive officer (or his or her estate or other designated beneficiary) will be entitled to receive the base salary and other benefits accrued through the date of death or disability, together with a pro rata portion of the executive officer’s bonus equal to the bonus determined for the year in which such event occurs based on actual performance, prorated for the portion of the year prior to the date of death or disability.

In July 2024, Melissa Heidman separated from the company. The Company and Ms. Heidman entered in to a Separation Agreement ("Agreement"). Pursuant to the Agreement, Ms. Heidman will be eligible to receive certain payments and benefits, each less all applicable tax withholding and deductions, including the following: (i) eighteen months of continued base salary, which will be paid in equal installments according to the Company's regular payroll schedule, totaling $515,366; (ii) a pro-rata portion of the Annual Bonus for 2024 (6 months based on full months employed); (iii) a lump sum payment of $37,842 representing 18 months of COBRA premiums; and (iv) the vesting of 34,899 Restricted Stock Units granted prior to 2024, with a fair market value on the termination date of $57,583. During 2024, the company paid Ms. Heidman $167,577 of base salary and the lump sum payment of $37,842 for COBRA. In March of 2025, Ms. Heidman received a pro-rata portion of her bonus equal to $17,132.

In September 2024, in connection with Brad West’s planned retirement, the Company and Mr. West entered into a Transition Services and Separation Agreement (the “TSSA”). Pursuant to the TSSA, Mr. West continued in his role as Chief Operating Officer until February 24, 2025, the date on which Joe Christina, his successor, commenced employment with the Company (the “Transition Date”). From the Transition Date through June 30, 2025, Mr. West agreed to serve as Chief of Staff to the Company’s Chief Executive Officer. For the duration of his employment with the Company, Mr. West will (i) continue to receive an annualized base salary of $376,362, (ii) remain eligible to participate in the Company’s annual cash incentive bonus program for the 2024 and 2025 calendar years, with any earned 2025 bonus to be pro-rated through June 30, 2025, (iii) continue to participate in the Company’s employee benefit plans, and (iv) continue to vest in all outstanding Company equity awards through June 30, 2025 in accordance with the terms thereof. The TSSA also provides a $100,000 cash retention bonus, payable subject to Mr. West’s continued employment in good standing with the Company through June 30, 2025. The retention bonus will become payable if Mr. West is terminated by the Company without cause or by Mr. West for good reason prior to June 30, 2025. Mr. West will not be entitled to any severance payments and benefits upon his termination of employment on June 30, 2025. If Mr. West’s employment is terminated by the Company without cause or by Mr. West for good reason prior to June 30, 2025, subject to his execution and non-revocation of a general release of claims, Mr. West will continue to receive payment of his base salary through June 30, 2025; provided that if such earlier termination of employment also occurs following a change in control of the Company prior to June 20, 2025, Mr. West will instead receive (i) a cash amount equal to Mr. West’s annual base salary, (ii) a pro-rated target bonus for the year of termination and (iii) a lump sum payment equal to 12 months of the cost of continuation of group health coverage.

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control, except as provided in the Madsen Agreement and employment agreements described above and pursuant to certain equity awards granted under the 2010 Stock Incentive Plan, the 2023 Stock Incentive Plan and the 2024 Inducement Plan described below.

The amounts that could be payable in the future under the Madsen Agreement and the employment agreements in the event of termination of employment are shown in the following table, based on the assumptions stated:

	Employment and Severance Agreement Payout (1)
	Termination Without Cause or Voluntary Termination for Good Reason	Change of Control - Termination Without Cause or Voluntary Termination for Good Reason	Death or Disability
Drew Madsen
Cash Severance	$1,200,000	$1,600,000	$—
Bonus	$640,000	$1,600,000	$640,000
COBRA	$24,979	$24,979	$—
Equity Grants	$728,919	$820,716	$728,919
Mike Hynes
Cash Severance	$375,250	$375,250	$—
Bonus	$112,575	$281,438	$112,575
COBRA	$25,753	$25,753	$—
Equity Grants	$131,620	$174,975	$131,620
Brad West
Cash Severance	$288,181	$476,362	$—
Bonus	$56,454	$141,136	$56,454
Corey Kline
Cash Severance	$218,863	$218,863	$—
Bonus	$58,363	$145,909	$58,363
COBRA	$19,314	$19,314	$—
Equity Grants	$141,771	$152,188	$141,771
Kathy Lockhart
Cash Severance	$210,000	$210,000	$—
Bonus	$56,000	$140,000	$56,000
COBRA	$12,490	$12,490	$—
Equity Grants	$141,741	$152,188	$141,771
____________________________
(1)Amounts based on the assumptions that the separation event occurred on the final day of fiscal year 2024.

Payments Pursuant to Amended and Restated 2010 Stock Incentive Plan and 2023 Stock Incentive Plan (collectively the “Incentive Plans”)
Options
Pursuant to the Incentive Plans, exercisable portions of options granted to our executive officers expire on the earliest of (i) the tenth anniversary of the grant date (the “Effective Date”), (ii) the ninetieth (90th) day after the termination date if the participant’s employment terminates for any reason other than death, disability or for cause, (iii) one year after the termination date if the participant’s employment terminates due to death or disability, or (iv) the termination date if the participant’s employment is terminated for cause.
Options granted to NEOs generally vest in 25% increments on each of the first through fourth anniversary of the grant date (each such annual period a “Vesting Period”) so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant’s termination date if the participant’s termination of employment was pursuant to an employment agreement provision permitting termination by the executive for good reason or the termination was by the Company without cause (“Qualifying Termination”) or due to the participant’s death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest and become exercisable. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the unexercisable portion of the option that has not previously expired becomes exercisable upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting and exercisability of all or any portion of any option.
RSUs
RSUs granted to NEOs generally vest in 25% increments on four annual “Vesting Periods” so long as the participant remains continuously employed by us. Upon receipt of a release of claims acceptable to the Company within forty-five days following the participant's termination date if the participant's termination of employment was due to a Qualifying Termination or due to the participant's death or disability, a pro rata portion of the next vesting installment (based on time worked relative to the twelve months in that Vesting Period) will also vest. If the participant experiences a termination of employment due to a Qualifying Termination within twelve months following a change in control, the portion of the RSUs that has not previously expired pursuant to the Agreement will vest upon such event. In addition, the Compensation Committee may, at any time in its sole discretion, accelerate the vesting of all or any portion of any RSUs.
PSUs
PSUs granted to NEOs generally vest over three years, subject to the participant remaining continuously employed by us. The PSUs are treated as follows for certain types of terminations of employment prior to the vesting date:
Death/Disability
If the participant’s termination of employment is due to death or disability prior to the vesting date, any PSUs that are earned are paid to the participant following the end of the performance period.
Change in Control
In the event a change in control occurs before the end of the performance period, unless otherwise determined by the Compensation Committee in its discretion, the PSUs are converted into time-vesting restricted stock units or such other rights as determined by the Compensation Committee (collectively, “RSUs”) as follows. If the change in control occurs prior to the last day of the first fiscal year in the performance period, the number of RSUs will be equal to the PSUs that would have been earned based on achievement at the Target Sales Growth Goal and the Target Adjusted EBITDA Goal. If the change in control occurs on or after the first day of the second fiscal year in the performance period, the number of RSUs will be equal to the number of PSUs that are earned through the date of the change in control as determined by the Compensation Committee in its discretion based on actual performance (using the annual goals for the three fiscal years in the performance period taken into account by the Compensation Committee in determining the Sales Growth and Adjusted EBITDA goals for the entire performance period) through the day immediately preceding the change in control. For the Relative TSR PSUs, the number of RSUs shall equal the Relative TSR PSUs that would have been earned as if the Performance Period ended on the date of the Change in Control. Any such RSUs shall be eligible to vest on the vesting date subject to the participant remaining continuously employed by us through that date; provided, however, that if the participant’s termination of employment is by us without cause within twelve months following the change in control, the RSUs vest upon such termination.

If the PSUs (or, as applicable, RSUs) are not continued, assumed or substituted for in a change in control, the PSUs are earned to the extent determined by the Compensation Committee, such earned PSUs vest upon the change in control, and the participant receives with respect to such PSUs either (i) the consideration (whether stock, cash, or other securities or property) received in the change in control by holders of shares for each share held on the effective date of the change in control, (ii) common stock of the successor to the Company with a value based on price per share in the change in control, or (iii) cash based on the price in the change in control, as determined by the Compensation Committee in its discretion.
Pay vs. Performance

In accordance with the SEC’s disclosure requirements pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act, regarding Pay Versus Performance (PVP), provided below is the Company’s PVP disclosures as required As required by Item 402(v) for Smaller Reporting Companies, we have included a table that compares the total compensation of our principal executive officer (“PEO”) and average other named executive officers (“Non-PEO NEOs”), as presented in the Summary Compensation Table (“SCT”), to Compensation Actually Paid (“CAP”). The table and disclosure below also compares CAP to our indexed TSR and GAAP Net Income.

This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how our Committee evaluates compensation decisions in light of Company or individual performance. In particular, our Committee has not used CAP as a basis for making compensation decisions, nor does it use GAAP Net Income for purposes of determining incentive compensation. Please refer to our Compensation Discussion and Analysis on pages 19 to 29 for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

Fiscal Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Summary Compensation Table Total for Former PEO (4)	Compensation Actually Paid to Former PEO (5)	Average Summary Compensation Table Total for Non-PEO NEOs (6)	Average Compensation Actually Paid to Non-PEO NEOs (7)	Total Shareholder Return	Net Income (Loss) (dollars in millions)
2024	$2,439,636	$1,104,789	$—	$—	$550,430	$234,721	$6.38	$(36.2)
2023	$474,000	$312,000	$1,924,276	$(580,542)	$653,310	$185,900	$34.73	$(9.9)
2022	$—	$—	$1,993,565	$263,253	$815,905	$319,535	$99.82	$(3.3)
______________________________
(1)The Company is considered a small reporting company (SRC) which requires disclosure of three years of information.
(2)The dollar amounts reported in this column are the amounts reported for Mr.Madsen for each of the corresponding years in the “Total” column in our Summary Compensation Table above.
(3)The dollar amounts reported in this column represent the CAP to Mr. Madsen as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Madsen. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Compensation Actually Paid to PEO	2024
Summary Compensation Table Total	$2,439,636
Less, value of “Stock Awards” reported in the SCT	(1,467,678)
Plus, fair value at fiscal Year End of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	132,831
Compensation Actually Paid to Mr. Madsen	$1,104,789
(4)The dollar amounts reported in this column are the amounts reported for our Former PEO, Mr. Boennighausen for each of the corresponding years in the “Total” column in our Summary Compensation Table above. Mr. Boennighausen was our CEO until November 2023.
(5)The dollar amounts reported in this column represent the CAP to Mr. Boennighausen, our Former PEO for the applicable year, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Boennighausen. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year.
(6)The dollar amounts reported in this column represent the average of the amounts reported for our NEO’s (excluding Mr. Boennighausen and Mr. Madsen) in the “Total;” column of the Summary Compensation Table in each applicable year. The names of each of the NEO’s included for these purposes are as follows: for 2022 Messrs. Lukach and West and Mses. Heidman and Pool, for 2023 Messrs. Hynes, Lukach and West and Mses. Pool and Heidman and for 2024 Messrs Kline and West and Mses Heidman and Lockhart.
(7)The dollar amounts reported in this column represent the average CAP for the applicable NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect the “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below.

Average Compensation Actually Paid to Non-PEO NEOs	2024
Average Summary Compensation Table Total	$550,430
Less, value of “Stock Awards” reported in the SCT	(153,537)
Plus, fair value at fiscal year end of outstanding and unvested equity awards granted in the fiscal year	16,506
Minus, change in fair value of outstanding and unvested equity awards granted in prior fiscal years	(98,231)
Minus, change in fair value as of the vesting date of equity awards granted in prior fiscal years that vested in the fiscal year	(20,208)
Minus, fair value as of the prior fiscal year end of equity awards granted in prior fiscal years that failed to meet vesting conditions in the fiscal year	(60,239)
Average Compensation Actually Paid to Non-PEO NEOs	$234,721
Relationship Between Compensation Paid and Performance Measures

Because a significant portion of our NEOs’ total compensation is in the form of equity, CAP values for our PEO and on average for our other NEOs are strongly aligned with our Total Shareholder Return. In all fiscal years, a decline in our TSR is reflected. Although GAAP Net Income is not a metric in our incentive plans, CAP was aligned with GAAP Net Income.

See “Compensation Discussion and Analysis” above for additional information regarding our fiscal 2024 NEO compensation.
CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing information about the ratio of the annual total compensation of our former CEO, Dave Boennighausen, and interim CEO Drew Madsen to the total annual compensation of our median team member.

The 2024 “annual total compensation” of the median compensated of all our “team members” (as those terms are defined under SEC rules) who were employed as of December 24, 2024, other than our CEO, Drew Madsen was $14,945; Drew Madsen’s 2024 annual total compensation was $2,439,636. The ratio of the $2,439,636 to $14,945 is 163-to-1. The compensation that was used for the calculation is equal to the amounts shown in the Executive Compensation table on Page 31.

For purposes of identifying the median compensated team member, we used total cash compensation paid in 2024, as reported to the Internal Revenue Service on Form W-2, of our team member population as of December 24, 2024 (including part-time team members), excluding our CEO. The Company elected to use December 24, 2024 to determine the team member population since it is the last day of the last pay period of 2024. We annualized compensation for team members who did not work for the entire year. We believe the use of total cash compensation for all team members is a consistently applied compensation measure because we do not widely distribute equity awards to team members. Less than 1.6% of our total team member population of 7,337 individuals as of December 24, 2024 received equity awards in 2024. Based on total cash compensation, our median team member was identified as a restaurant team member who was paid on an hourly basis and worked approximately 21 hours per week (or 1,090 hours per year) in 2024. After identifying the median team member, we calculated that team member’s annual total compensation using the same methodology (and including all the same compensation elements) that we used to calculate our named executive officers compensation listed in the 2024 Summary Compensation Table set forth above in this proxy statement.

We believe this CEO pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated team member and calculating the pay ratio based on that team member’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Our philosophy is to pay non-employee directors competitively and fairly for the work performed. The Compensation Committee annually reviews our director compensation with the assistance of its independent consultant, FW Cook, who regularly conducts a competitive analysis of our non-employee director pay levels and program design versus the same peer group used in comparisons of executive compensation (see “Compensation Discussion & Analysis — Peer Group Benchmarking”). The design of our non-employee director compensation program reflects recognized best practices and incorporates the following provisions: retainer-only cash compensation with no fees for attending meetings, which is an expected part of board service; significant portion of total compensation in full-value equity awards, for alignment with stockholder interests, with annual grants made based on a fixed-value formula with immediate vesting, to avoid entrenchment; additional retainers for the non-executive Chairman of the Board, Committee Chairs and committee memberships to recognize additional responsibilities and time commitment; and meaningful share ownership requirements.

Under our non-employee director compensation plan, each non-employee director covered by the plan receives an annual cash retainer for board service, an annual cash retainer for committee service and an annual cash retainer for serving as chair of a committee. For 2024, the Board fixed the retainer for board service at $50,000 per year, ($100,000 in the case of the Chairman of the Board), and it fixed the annual retainers for committee service and committee chairs as follows:

Committee	Annual Retainer for Committee Service	Additional Annual Retainer for Committee Chair
Audit Committee	$15,000	$10,000
Compensation Committee	$10,000	$10,000
Nominating & Governance Committee	$10,000	$10,000
Aligned with the granting methodology for our other NEOs to manage share usage, the Committee determined the number of RSUs to grant to each non-employee director by dividing the intended RSU grant value of $90,000 ($135,000 in the case of the Chairman of the Board) by a notional stock price of $3.33, which was higher than the $2.15 closing stock price on the May 15, 2024 date of grant. Using a higher notional stock price resulted in grant-date fair value of RSU differing from intended targets, as noted in the table below The RSUs are fully vested upon grant.

Directors who are also officers, such as Mr. Madsen, do not and will not receive any compensation for their services as directors. In addition, fees and stock awards otherwise payable to Mr. Lynch were transferred directly to Mill Road Capital, at Mr. Lynch’s request. Ms. Peakes retains any stock awards, while fees are paid directly to Hoak.
Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws, as well as the protection provided by director and officer liability insurance provided by us. In addition, Mr. Lynch may be entitled to certain protections under insurance policies maintained from time to time by Mill Road Capital.
Our Board has adopted stock ownership requirements that restrict sales of our stock by our non-employee directors if those sales would cause the value of such individual’s stock holdings to fall below a certain threshold; the Company’s stock ownership guidelines for our non-employee directors is five times the annual cash retainer.
The following table sets forth information concerning the compensation of our independent directors for the fiscal year ended December 31, 2024.

Director Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (8)	Total ($)
Mary Egan	$85,000	(1)	$58,108	$143,108
Robert Hartnett	85,000	(2)	58,108	143,108
Jeff Jones	135,000	(3)	87,161	222,161
Thomas Lynch	70,000	(4)	58,108	128,108
Elisa Schreiber	70,000	(5)	58,108	128,108
Shawn Taylor	75,000	(6)	58,108	133,108
Britain Peakes	25,000	(7)	46,823	71,823

____________________________
(1)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Nominating and Corporate Governance Committee and serving as the Chairperson of the Nominating and Corporate Governance Committee.
(2)This amount includes $15,000 for serving on the Audit Committee, $10,000 each for serving on the Compensation Committee and serving as the Chairperson of the Compensation Committee and serving for a partial year on the Nominating and Corporate Governance Committee.
(3)This amount includes fees for serving as the Chairman of the Board. Additionally, the amount includes $15,000 for serving on the Audit Committee and $10,000 each for serving as Chairman of the Audit Committee and serving on the Compensation Committee.
(4)This amount includes $10,000 each for serving on the Compensation Committee and serving on the Nominating and Corporate Governance Committee.
(5)This amount includes $10,000 each for serving on the Compensation Committee and serving on the Nominating and Corporate Governance Committee.
(6)This amount includes $15,000 for serving on the Audit Committee and $10,000 for serving on the Nominating and Corporate Governance Committee.
(7)This amount includes a pro-rata portion of a $50,000 board retainer, as Ms. Peakes became a board member on June 6, 2024. These amounts were paid to Hoak and Co per the company's agreement with them.
(8)The annual retainer grant in 2024 had a grant date fair value (computed in accordance with FASB ASC Topic 718) of $2.15 per share, except for the grant to Ms. Peakes, which was granted at a fair value of $1.89.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of December 31, 2024, about shares of common stock that may be issued under our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options and warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,914,863	$6.65	3,002,890
Equity compensation plans not approved by security holders	—	—	—
Total	3,914,863	$6.65	3,002,890
______________________________
(1)Includes in column (a) 450,906 shares of Class A common stock issuable upon exercise of options outstanding under the Company’s Stock Incentive Plan and 3,463,957 gross number of shares of Class A common stock underlying outstanding restricted stock units (“RSUs”). The shares underlying the outstanding RSUs are not included in the calculation of the Weighted-Average Exercise Price in column (b). Includes in column (c) 2,742,879 shares of Class A common stock available for issuance upon exercise of future grants under the Company’s Stock Incentive Plan and 260,011 shares of Class A common stock available for future issuance under the Company’s Employee Stock Purchase Plan. Material features of the Company’s Stock Incentive Plan and Employee Stock Purchase Plan are set forth in Note 9, Stock-Based Compensation and Note 11, Employee Benefit Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) to be the Company’s independent registered public accounting firm for the year ending December 30, 2025, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young has been engaged as our independent registered public accounting firm since 2009. Although ratification is not required by our bylaws or otherwise, the Board and the Audit Committee value the opinions of our stockholders and believe that stockholder ratification of the Audit Committee’s selection is a good corporate governance practice. The Audit Committee has therefore requested the Board of Directors submit the selection of Ernst & Young as the Company’s independent registered public accounting firm for 2025 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection but may nonetheless continue to retain Ernst & Young. Even if the selection Ernst & Young is ratified, the Audit Committee may select another auditor if it determines doing so to be in the best interests of the Company and stockholders. We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees
The following table sets forth the aggregate fees for professional services rendered by Ernst & Young for the audit of our financial statements for 2024 and 2023.

	2024	2023
Audit fees (1)	$806,000	$868,958
Audit-related fees (2)	11,000	11,500
Tax fees (3)	29,709	—
All other fees (4)	—	—
Total fees	$846,709	$880,458
_____________________
(1)Audit fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services rendered by Ernst & Young for the audit of our financial statements, audit of internal control over financial reporting, interim reviews, consents and other services related to SEC matters, and related out of pocket expenses, notwithstanding when the services were rendered.
(2)Audit-related fees include the aggregate fees billed for each of the last two fiscal years indicated for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit fees.
(3)Tax fees include the aggregate fees billed for each of the last two fiscal years indicated for professional services and products provided by Ernst & Young for tax compliance, tax advice and tax planning.
(4)All other fees include the aggregate fees billed for each of the last two fiscal years indicated for products and services provided by Ernst & Young, other than the services reported as Audit fees, Audit-related fees or Tax fees.
The Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services that Ernst & Young provides. The policy balances the need for independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain services may also be pre-approved by the Chairman of the Audit Committee under the policy. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

The Board of Directors recommends a vote FOR the ratification of the appointment of ERNST & YOUNG LLP for the year ending December 30, 2025.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. Ernst & Young, our independent registered public accounting firm for the year ending December 31, 2024, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
The Audit Committee has also reviewed and discussed with Ernst & Young the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with Ernst & Young those matters required to be discussed under applicable standards of the PCAOB and the SEC. Additionally, Ernst & Young provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young its independence from the Company.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Jeff Jones (Chair)
Robert Hartnett
Britain Peakes
Shawn Taylor

PROPOSAL NO. 5—STOCKHOLDER PROPOSAL

The Accountability Board, Inc., 401 Edgewater Place, Suite 600, Wakefield, MA 01880, beneficial owner of at least $15,000 in market value of the Company’s Common Stock held continuously for at least two years prior to September 23, 2024, is the proponent of the following non-binding stockholder proposal (the “Stockholder Proposal”) and has advised that a representative will present this proposal at the Annual Meeting.

Beginning of Stockholder Proposal and Statement of Support:

RESOLVED: Shareholders request that our board take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.

DEAR FELLOW SHAREHOLDERS:

Noodles certification of incorporation and bylaws each include “supermajority” voting requirements. For example, its governing documents cannot be amended or otherwise changed without heightened barriers that demand “the affirmative vote of the holders of at least 66⅔% in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class.”

Supermajority requirements are widely viewed as poor governance.

Consider, for example, just some of the major companies whose recent proxy statements tout their lack of supermajority voting provisions: 3M, Allstate, BJ’s Wholesale, BNY Mellon, Boeing, Capital One, Chevron, CVS, Danaher, Darden, Dow, Ebay, FedEx, Ford, GE, GM, GoDaddy, Goldman Sachs, Hershey, IBM, Jack in the Box, Johnson & Johnson, JPMorgan Chase, Korn Ferry, Lockheed Martin, McKesson, Motorola Solutions, Nasdaq, PG&E, Quest Diagnostics, Salesforce, United Airlines, Walmart, Western Union, and Wendy’s.

Indeed, if action is good for the company, the board should make its case to shareholders and seek majority approval; if it cannot make its case, shareholders should be able to meaningfully exercise their rights to stop such action.

Thus, we believe all matters permitted by law to be approved via simple majority should be presented to shareholders without heightened barriers.

Glass Lewis agrees, concluding that “a simple majority is appropriate to approve all matters presented to shareholders.”

Institutional Shareholder Services (ISS), which supports eliminating supermajority requirements, calls them “materially adverse to shareholder rights.”

And major asset managers like BlackRock and Vanguard also generally support reducing or eliminating supermajority requirements.

Given the broad-ranging support for simple majority voting requirements, it’s perhaps unsurprising that proposals on this topic have passed in landslide votes at other companies.

As just ten examples, supermajority proposals filed by shareholders but opposed by management have passed at Tesla, McDonald’s, Staples, Netflix, SpartanNash, Kellogg, Hess, UNFI, FirstEnergy, and Walgreen’s—with approval from approximately 75% of the voted shares, on average. At some of these companies, votes have exceeded 90%.

Based on the foregoing, we believe support for this request is clearly warranted. Thank you.

THE BOARD’S RECOMMENDATION AND STATEMENT IN OPPOSITION

After careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its stockholders. The proposal calls for the Board to “take the steps necessary so that any voting requirement in our governing documents that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.” For the reasons articulated below, the Board recommends voting AGAINST this proposal.

The Company’s Limited Supermajority Requirements Are Narrowly Tailored to Protect Stockholders

While the proposal’s language is not entirely precise, our understanding is that the proposal is seeking to eliminate the remaining 66 2/3% supermajority voting requirements in the amended and restated certificate of incorporation and the amended and restated bylaws. Many of the Company’s corporate matters are already decided by majority voting, and only a limited number of actions require a higher voting threshold. Specifically, the amended and restated certificate of incorporation contains only three provisions that provide for a 66 2/3% voting standard:

•removing one or more directors prior to the end of their elected terms without cause;
•approving amendments to the amended and restated certificate of incorporation; and
•approving stockholder-proposed amendments to the amended and restated bylaws.

Under the amended and restated certificate of incorporation, other corporate actions (excluding the election of directors) generally require the vote of the holders of a majority in voting power of the stock entitled to vote on the applicable proposal at the applicable meeting. The Board believes that such limited use of a higher voting threshold is necessary and appropriate to protect all of our stockholders’ interests and to maintain the Company’s stability.

The Existing Provisions of the Amended and Restated Certificate of Incorporation Protect our Stockholders

The supermajority vote provisions in the amended and restated certificate of incorporation (and the related provisions in the amended and restated bylaws), do not preclude changes to the Company's organizational documents. Instead, they are designed to provide that fundamental changes are made only with the broad consensus of stockholders. The supermajority vote provisions are also designed to encourage a stockholder or a third-party acquirer of the Company to negotiate directly with the Company with respect to all matters of corporate governance, by making it more difficult for the stockholder or acquirer to circumvent decisions by the Board. Seven of the eight directors on our Board are independent under the Nasdaq rules, and in the event that the Company becomes the subject of a takeover attempt, we believe that the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive or coercive tactics.

To prevent such tactics, Delaware law permits companies to adopt supermajority voting requirements. Many publicly-traded companies have in place supermajority voting requirements to maximize long-term value for stockholders and protect against special interests that lack broad support among all of the stockholders. The Board believes the Company’s current voting requirements are narrowly tailored and offer some protection for smaller stockholders against potential self-interested and abusive actions by a small number of significant stockholders. Although the Board is subject to fiduciary duties under Delaware law and has a duty to affirmatively promote the best interests of the corporation and all of its stockholders, many large stockholders owe limited or no obligations to the corporation or other stockholders when making decisions. As a result, a single stockholder or a group of stockholders acting in concert may act in their own self-interests to the detriment of other stockholders.

The Company currently has six significant stockholders that collectively own nearly 50% of the Company’s common stock. If the voting requirements are amended as proposed, the Board believes such stockholders could have greater influence over the Company’s operations and corporate governance. The Board views the Company’s current voting requirements as beneficial in preventing undue control by such a limited number of stockholders.

The Company’s Strong Corporate Governance Practices Provide for Effective Board Oversight in the Interests of All Stockholders

Our Board (which is comprised substantially of independent directors) is committed to effective corporate governance and accountability, and has adopted a wide range of practices that promote effective Board oversight and good governance and address the proposal’s vague and unsubstantiated concerns regarding “poor governance.” These include:

•Seven of the eight directors on our Board are independent directors, all of whom are highly qualified and have demonstrated business acumen and an ability to exercise sound judgment;

•Our Non-Executive Chairman of the Board is an independent director;

•Only independent directors serve on each of the Board’s committees: the Audit Committee, the Compensation Committee and the Nominating and Nominating and Corporate Governance Committee;

•The Company does not have a poison pill in effect;

•The Company proactively engages with stockholders so that important matters may be raised and considered by all interested stakeholders, including outside of the Annual Meeting process;

•The Board consists of members with a broad range of tenures, balancing longstanding tenure that provides deep Company knowledge and industry experience with newer directors who bring fresh insights and experiences; and

•The Nominating and Corporate Governance Committee routinely evaluates the mix of skills and viewpoints provided by our current directors.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons described above, the Board does not believe it is in the best interests of the Company or our stockholders to implement the proposal. For the foregoing reasons, the Board does not believe that eliminating the Company’s limited supermajority vote requirements is necessary or appropriate and unanimously recommends that you vote AGAINST this proposal.

The Board of Directors recommends a vote AGAINST this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth certain information with respect to the beneficial ownership of Class A and Class B of our common stock as of March 19, 2025, unless otherwise indicated in the footnotes below, for:
•each stockholder known by us to be the beneficial owner of more than 5.0% of any class of our outstanding shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership in the following tables is based on 45,903,948 shares of common stock outstanding as of March 19, 2025 (all of which were Class A common stock), unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 19, 2025. Under the SEC rules, we did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name of Beneficial Owner

Stockholders owning more than 5%
Entities affiliated with Mill Road Capital(1)	7,044,273	15.3%
Nantahala Capital Management, LLC(2)	4,508,329	9.8%
Hoak Public Equities, LP(3)	4,325,113	9.4%
Headlands Capital Management, LLC(4)	4,296,576	9.4%
To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.

	Shares of Common Stock Beneficially Owned
	Shares	Percent
Name of Beneficial Owner

Named Executive Officers and Directors
Drew Madsen	193,865	*
Mike Hynes	13,529	*
Brad West(5)	167,633	*
Corey Kline(6)	56,143	*
Kathy Lockhart(7)	54,341	*
Melissa Heidman(8)	80,447	*
Mary Egan	96,439	*
Robert Hartnett	184,085	*
Jeff Jones(9)	195,013	*
Britain Peakes(10)	25,113	*
Elisa Schreiber	84,647	*
Shawn Taylor(11)	85,078	*
Thomas Lynch(12)	—	—

All Current Executive Officers and Directors as a Group (15) (13)	1,236,333	2.7%
    *        Indicates ownership of less than one percent.
__________________________
(1)Based on the information included in the most recently available Schedule 13D/A filed with the SEC on September 15, 2023 which reflects the securities beneficially owned, or that may be deemed to be beneficially owned by Mill Road Capital III, L.P. (the “Fund III”), Mill Road Capital III GP LLC (the “GP III”), Mill Road Capital II, L.P. (the “Fund II”), Mill Road Capital II GP LLC (the “GP II”) and Mr. Thomas E. Lynch and with respect to Mr. Lynch only, Company records. Each of the Fund III and GP III, the sole general partner of Fund III, have sole voting and dispositive power over 2,266,143 shares. Each of the Fund II and GP II, the sole general partner of Fund II, have sole voting and dispositive power over 4,699,148 shares. Based on Company records as of March 19, 2025, Mr. Lynch, who is a management committee director of both GP II and GP III and a director of the Company, has sole voting and dispositive power over 78,982 shares and shared voting and dispositive power over 7,017,246 shares. Mr. Lynch disclaims beneficial ownership of such securities. The principal business address of each such person is 382 Pemberwick Road, Greenwich, CT 06831.
(2)Based on the information as of September 30, 2024 included in the most recently available Schedule 13G filed with the SEC on November 14, 2024 by Nantahala Capital Management, LLC (“Nantahala”), Wilmot B. Harkey and Daniel Mack. Nantahala and Messrs. Harkey and Mack each disclosed having shared voting and shared dispositive power over 4,508,329 shares held by funds and separately managed accounts under Nantahala’s control. Each of Nantahala and Messrs. Harkey and Mack may be deemed to be a beneficial owner of those shares. The principal address of Nantahala and each such person is 130 Main St, 2nd Floor, New Canaan, CT 06840.
(3)Based on the information as of June 6, 2024 included in the most recently available Schedule 13D/A filed with the SEC on June 10, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Hoak Public Equities, L.P. (“Hoak Equities”), Hoak Fund Management, L.P. (“Hoak Management”) and Hoak & Co. (“Hoak”) and the other persons described below and, with respect to Britain Peakes only, Company records. Hoak Management and Hoak do not directly hold any shares but may be deemed to beneficially own shares owned by Hoak Equities, and each of James M. Hoak, Jr. and J. Hale Hoak may also be deemed to beneficially own the shares owned by Hoak Equities. Each of Hoak Equities, Hoak Management, Hoak, James M. Hoak Jr. and J. Hale Hoak disclosed having sole voting and sole dispositive power over 3,250,000 shares (the “Hoak Shares”). J. Hale Hoak disclosed having sole voting and dispositive power over 3,650,000 shares which included the Hoak Shares, 200,000 shares held directly by J. Hale Hoak (of which 100,000 shares of Common Stock are held in the name of J. Hale Hoak Child’s Trust), and 200,000 shares held by the Zierk Family 2010 Irrevocable Trust, of which J. Hale Hoak serves as trustee. James M. Hoak Jr. disclosed having sole voting and sole dispositive power over 3,900,000 shares which included the Hoak Shares and 650,000 shares held in the James M. Hoak Jr IRA. Based on Company records as of March 19, 2025, Ms. Peakes has sole voting and dispositive power over 25,113 shares, which included 24,774 shares held directly and 339 shares held in the Britain Peakes Rollover IRA. Ms. Peakes may be also deemed to beneficially own the Hoak Shares, but Ms. Peakes disclaims beneficial ownership of any shares owned by the foregoing persons. The principal address of Hoak and each such person is 3963 Maple Avenue, Suite 450, Dallas, TX 75219.
(4)Based on the information as of June 28, 2024 included in the most recently available Schedule 13D/A filed with the SEC on July 2, 2024, which reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by Headlands Strategic Opportunities Fund, LP (the “Headlands”), Headlands Capital Management, LLC (“HCM”), David E. Park III and David Gelobter. Headlands, HCM and Messrs. Park and Gelobter each disclosed having sole voting and dispositive power over 4,296,576 shares. HCM, as the general partner of Headlands, Mr. Park, as a Senior Managing Member of HCM and Mr. Gelobter, as a Member of HCM, do not directly hold shares but may be deemed beneficially own such shares. The address of the principal business office of each of Headlands, HCM and Mr. Park is One Embarcadero Center, Suite 1600, San Francisco, CA 94111. The address of the principal business office of Mr. Gelobter is 420 Lexington Ave, Suite 2601, New York, NY 10170.
(5)Includes 3,000 shares owned jointly with his spouse and options to purchase 49,125 shares of our Class A common stock which will be exercisable within 60 days of March 19, 2025.
(6)Includes options to purchase 17,891 shares of our Class A common stock which will be exercisable within 60 days of March 19, 2025.
(7)Includes options to purchase 24,649 shares of our Class A common stock which will be exercisable within 60 days of March 19, 2025.
(8)Ms. Heidman terminated without cause in July 2024.
(9)Includes options to purchase 8,606 shares of our Class A common stock which will be exercisable within 60 days of March 19, 2025.
(10)Includes 24,774 shares held directly and 339 shares in the Britain Peakes Rollover IRA. Ms. Peakes may also be deemed to beneficially own the Hoak Shares described above, but Ms. Peakes disclaims beneficial ownership of such shares.
(11)Consists of shares held in an account as to which Mr. Taylor shares voting and dispositive power.
(12)Does not include 7,044,273 shares held of record by entities affiliated with Mill Road Capital. Mr. Lynch is a management committee director of certain such entities, as described above, and a director of the Company. Mr. Lynch disclaims beneficial ownership of the shares held of record by entities affiliated with Mill Road Capital.
(13)Includes options to purchase 100,271 shares of our Class A common stock which will be exercisable within 60 days of March 19, 2025.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of each transaction since January 3, 2024, including any currently proposed transaction, in which we were or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, director nominees, executive officers, beneficial holders of more than 5.0% of either our Class A or our Class B common stock, or any of their immediate family members had or will have a direct or indirect material interest.
Private Placement to Mill Road Capital. On March 13, 2017, we entered into a securities purchase agreement with Mill Road Capital in connection with an equity investment in the Company made by Mill Road Capital. Under the securities purchase agreement, if at any time Mill Road Capital owns 10.0% or more of our outstanding Class A and Class B common stock, Mill Road Capital has the right to designate one nominee for election to our Board of Directors. Mill Road Capital has designated one member to our Board of Directors, Thomas Lynch. If Mill Road Capital’s ownership level falls below 10% of our outstanding Class A and Class B common stock, Mill Road Capital will no longer have a right to designate a nominee. Our securities purchase agreement with Mill Road Capital also provides for the registration of any outstanding shares of Class A common stock or other Company equity securities held by Mill Road Capital.
Support Agreement. On June 6, 2024, the Company entered into a Support Agreement (the “Support Agreement”) with Hoak & Co, James M. Hoak, Jr., J. Hale Hoak, Hoak Public Equities, L.P., Zierk Family 2010 Irrevocable Trust and Hoak Fund Management, L.P. (collectively, “Hoak”) and Britain Peakes. Pursuant to the Support Agreement the Company agreed to appoint Britain Peakes (the “Appointee”) to the Company’s Board of Directors as a Class III director. The Support Agreement also includes, among other provisions, certain standstill and voting commitments by Hoak. The standstill period shall extend until the later of (x) 12:01 a.m. on the 30th day prior to the advance notice deadline for making director nominations at the 2026 annual meeting of stockholders and (y) thirty days after the date that the Appointee ceases to serve as a director. If the Appointee is not elected to the Board of Directors at the Company’s 2025 annual meeting of stockholders, the standstill and voting requirements will terminate. If the Company notifies Hoak in writing at least ten business days prior to the expiration of the standstill period that it intends to nominate Appointee as a director for election at the Company’s 2026 annual meeting of stockholders, the standstill restrictions will extend until prior to the 2027 annual meeting, unless the Appointee is not elected at such 2026 annual meeting. The Company has agreed that unless (x) the Board otherwise determines in good faith that it would not be in the best interests of the Company or its stockholders and/or (y) Hoak’s net long ownership position is less than 9.0% of the Company’s then outstanding shares of common stock as of any date between the date of the Support Agreement and the filing of the proxy statement for the 2025 annual meeting of stockholders, it will recommend for election, and solicit proxies for the election of the Appointee at the 2025 annual meeting of stockholders. Hoak’s ownership percentage was never less than the 9% threshold during the relevant period.

Procedures for Approval of Related Party Transactions. Our written policies on related party transactions, which are included in our Audit Committee charter and our Team Member Code of Business Conduct and Ethics, address the policies and procedures for review and approval of related party transactions. These policies cover certain relationships and material obligations and interests. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, all relevant facts and circumstances available shall be considered. The Audit Committee is responsible for approval and ratification of certain related person transactions pursuant to the applicable policies and procedures. All of the above-summarized transactions have been approved as required under such policies.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the outstanding shares of the Company's common stock, to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons, the Company believes that during fiscal year 2024, all reporting persons filed the required reports under Section 16(a) on a timely basis.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in the Company’s Proxy Statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act, relating to the Company’s 2026 annual meeting of stockholders must be received by the Company at the principal executive offices of the Company no later than the close of business on December 2, 2025. Stockholders wishing to make a director nomination or bring a proposal before the 2026 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on February 13, 2026 and not earlier than the close of business on January 14, 2026. However, if the Company changes the date of the 2026 annual meeting of stockholders to a date more than 30 days before or 70 days after the anniversary of the 2025 Annual Meeting, then such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Any matter so submitted must comply with the other provisions of the Company’s bylaws and be submitted in writing to the Secretary at the principal executive offices. In addition, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under the Company’s advance notice bylaws, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act to the Company no later than March 16, 2026 (or, if the 2026 annual meeting of stockholders is called for a date that is more than 30 days before or more than 60 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to the 2026 annual meeting of stockholders or the 10th day following the date on which announcement of the 2026 annual meeting of stockholders was first made by the Company). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described above.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

The Company invites its Board members to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. All seven Directors of the Company then serving attended the Company’s 2024 Annual Meeting of Stockholders in person.

STOCKHOLDER COMMUNICATIONS

Any security holder of the Company wishing to communicate with the Board may write to the Board at Board of Directors, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.

In addition, any person wishing to communicate with Jeff Jones, our Board Chairman, or with the Company’s other independent directors may do so by writing to them, c/o Corporate Secretary, Noodles & Company, 520 Zang Street, Suite D, Broomfield, CO 80021, or by email at investorrelations@noodles.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment and discretion of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote so that your shares may be represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We make available free of charge on or through our Internet website, investor.noodles.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2024 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO THE COMPANY’S SECRETARY AT NOODLES & COMPANY, 520 ZANG STREET, SUITE D, BROOMFIELD, CO 80021, OR BY EMAIL AT INVESTORRELATIONS@NOODLES.COM.

noodles & COMPANY

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/NDLS
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 13, 2025.

TELEPHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 13, 2025.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote "FOR" all nominees in Item 1, "FOR" Items 2 and 4, every "ONE YEAR" on Item 3, and "AGAINST" Item 5.

Company Proposals:

1. Election of three Class III directors: 01 Thomas Lynch, 02 Elisa Schreiber, 03 Britain Peakes ☐ FOR all nominees (except as marked) ☐ WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory (non-binding) vote on the compensation of our named executive officers. ☐ For ☐ Against ☐ Abstain

3. Advisory (non-binding) vote on the frequency of future advisory votes on the compensation of our named executive officers. ☐ 1 YR ☐ 2 YRS ☐ 3 YRS ☐ Abstain

Stockholder Proposal:

5. To vote on a stockholder proposal regarding simple majority voting requirements. ☐ For ☐ Against ☐ Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ALL NOMINEES IN ITEM 1, "FOR" ITEMS 2 AND 4, EVERY "ONE YEAR" ON ITEM 3, AND "AGAINST" ITEM 5.

Date ______________________

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

NOODLES & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2025
1:00 p.m. Mountain Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 14, 2025:
The 2025 Proxy Statement and 2024 Annual Report are available at https://investor.noodles.com/annuals-and-proxies proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2025.

The proxy, when properly signed and returned, will be voted in the manner specified herein. However, if a properly signed proxy is returned with no choice specified, the proxy will be voted "FOR" all nominees in Item 1, "FOR" Items 2 and 4, every "ONE YEAR" on Item 3, and "AGAINST" Item 5, and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

By signing the proxy, you revoke all prior proxies previously given to vote at the Annual Meeting or any adjournment or postponement thereof and appoint Drew Madsen and Kathy Lockhart, and each of them, and each with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

NOTE: There is important information contained in the proxy statement regarding attendance at the Annual Meeting that should be reviewed and complied with.

See reverse for voting instructions.